UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Filed by a Party other than the Registrant ☐

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

INNOPHOS HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SEC 1913 (03-04)

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Notice of Annual Meeting

and

Proxy Statement

2010

INNOPHOS HOLDINGS, INC.

INNOPHOS HOLDINGS, INC.

259 Prospect Plains Road  •  Building A  •  Cranbury, NJ 08512

April 29, 2010

Dear Fellow Stockholder:

You are cordially invited to attend the 2010 Annual Meeting of Stockholders of Innophos Holdings, Inc., our fourth as a publicly traded company. The meeting is scheduled to be held at 10:00 AM EDT on June 11, 2010, at the Crowne Plaza Hotel, located at 390 Forsgate Drive, Jamesburg, New Jersey 08831.

The accompanying Notice of Annual Meeting of Stockholders and Proxy Statement describe the items to be considered and acted upon by the stockholders.

Please note we are requiring identification as a stockholder to attend the Annual Meeting. For more information on this matter, kindly refer to the Notice of Meeting.

If you own shares of record, you will find enclosed a proxy card or cards and an envelope in which to return the card(s). Whether or not you plan to attend this meeting, please sign, date and return your enclosed proxy card(s), or vote over the telephone or Internet, as soon as possible so that your shares can be represented and voted at the Annual Meeting according to your instructions. You can revoke your proxy any time before the meeting and issue a new proxy as you deem appropriate. You will find the procedures to follow if you wish to revoke your proxy under the “Frequently Asked Questions” section in the Proxy Statement.

I look forward to seeing you at the meeting.

Sincerely,

Randolph Gress

Chairman, President & Chief Executive Officer

Your Vote Is Important. Whether You Own One Share Or Many, Your Prompt Cooperation In Voting Your Proxy Is Greatly Appreciated.

INNOPHOS HOLDINGS, INC.

259 Prospect Plains Road  •  Building A  •  Cranbury, NJ 08512

NOTICE OF ANNUAL MEETING

OF

STOCKHOLDERS

Please take notice that the 2010 Annual Meeting of Stockholders of Innophos Holdings, Inc., a Delaware corporation, will take place as follows:

Date:	June 11, 2010

Time:	10:00 AM EDT

Place:	Crowne Plaza Hotel, 390 Forsgate Drive, Jamesburg, New Jersey 08831

Purposes:	1. Election of seven (7) members of the Board of Directors for terms extending until the next Annual Meeting;

2. Ratification of selection of an independent registered public accounting firm; and

3. Approval of the 2010 Executive, Management and Sales Incentive Plan of Innophos, Inc.

Who Can Vote:	Stockholders of record at the close of business on April 23, 2010.

How to Vote:	You may vote your proxy by marking, signing and dating the enclosed proxy card and returning it as soon as possible using the enclosed envelope. Or, you can vote over the telephone or the Internet as described on the enclosed proxy card.

Who May Attend:	Only persons with evidence of stock ownership, or who are invited guests of the Company, may attend and be admitted to the Annual Meeting. We may require photographic identification (e.g. driver’s license with photograph or passport) for verification of your identity.

•     If your shares are registered in your name, you must bring a copy of your proxy card (a reproduced proxy card is acceptable so long as it has identification on it) or, if you would like to pre-register for the meeting, please contact the Company’s Investor Relations Department at (609) 366-1299 and request an admission pass.

•     If your shares are registered in the name of a broker, trust, bank or other nominee, you will need to bring a proxy or a letter from that broker, trust, bank or other nominee or your most recent brokerage account statement, that confirms that you are the beneficial owner of those shares. If you do not have either an admission pass or proof that you own shares, you will not be admitted to the meeting.

Dated: April 29, 2010	By Order of the Board of Directors,

William N. Farran
Corporate Secretary

2010 ANNUAL MEETING OF STOCKHOLDERS

OF

INNOPHOS HOLDINGS, INC.

PROXY STATEMENT

PROXY STATEMENT

2010 ANNUAL MEETING OF STOCKHOLDERS

OF

INNOPHOS HOLDINGS, INC.

Introduction

This Proxy Statement, the accompanying Proxy Card and Annual Report to Stockholders of Innophos Holdings, Inc., a Delaware corporation (the “Company” or “Innophos”), are being mailed on or about April 29, 2010 to the Company’s stockholders of record on April 23, 2010. The Board of Directors of the Company (the “Board”) is soliciting your proxy to vote your shares of Common Stock at the Company’s 2010 Annual Meeting of Stockholders (the “Meeting”) scheduled to be held on June 11, 2010.

The Board solicits your proxy to give all stockholders the opportunity to vote on matters that will be presented at the Meeting, regardless of whether they can be present in person. This Proxy Statement provides you with information on these matters to assist you in voting your shares.

Frequently Asked Questions

Who is the Proxy Committee?

The Proxy Committee consists of three executive officers of the Company (Messrs. William N. Farran, Mark Feuerbach and Neil Salmon) appointed by the Board and named on the Proxy Card to vote shares at the Meeting as instructed by stockholders.

What is a proxy?

A proxy is your legal designation of another person as your agent (the person is sometimes referred to as a “proxy”) to vote on your behalf. By completing and returning the enclosed Proxy Card, you are giving the Proxy Committee the authority to vote your shares in the manner you indicate on your card.

Why did I receive more than one Proxy Card?

You will receive multiple Proxy Cards if you hold your shares in different ways (for example, in joint tenancy, trusts, custodial accounts) or in multiple accounts. If your shares are held by a broker (that is, in “street name”), you will receive together with your Company materials your voting information, such as a request for instructions, from your broker, and you will return your voting instructions as directed by your broker. You should vote on and sign each Proxy Card you receive that represents a separate holding of shares. It is not necessary to send more than one Proxy Card or instructions for the same shares, no matter how they are held.

Who is qualified to vote?

You are qualified to receive notice of and to vote at the Meeting if you own shares of Common Stock of the Company at the close of business on our record date of April 23, 2010.

How many shares of Common Stock may vote at the Meeting?

As of April 23, 2010, there were 21,411,656 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock is entitled to one vote on each matter presented. The Company’s one class of Common Stock is the only security allowed to vote at the Meeting.

What is the difference between a “stockholder of record” and a “street name” holder?

These terms describe how your shares are held. If your shares are registered directly in your name with Wells Fargo Shareowner Services, our transfer agent for the Common Stock, you are a “stockholder of record.”

If your shares are held in the name of a brokerage, bank, trust or other nominee as a custodian, they are the stockholder of record and you are a “street name” holder.

How do I vote my shares?

If you are a “stockholder of record”, you have several choices. You can vote your proxy:

•	by mailing in the enclosed Proxy Card;

•	over the telephone; or

•	via the Internet.

Please refer to the specific instructions set forth on the enclosed Proxy Card. For security reasons, our electronic voting system has been designed to authenticate your identity as a stockholder.

If you hold your shares in “street name,” your broker/bank/trustee/nominee will provide you with materials and instructions for voting your shares.

Can I vote my shares in person at the Meeting?

If you are a “stockholder of record”, you may vote your shares in person at the Meeting. If you hold your shares in “street name,” you must obtain a proxy from your broker, banker, trustee or nominee, giving you the right to vote the shares at the Meeting.

What are the Board’s recommendations on how I should vote my shares?

The Board recommends that you vote your shares as follows:

Proposal 1 –	FOR the election of the seven (7) nominees to serve as directors.

Proposal 2 –	FOR the approval of the selection of the independent registered public accounting firm.

Proposal 3 –	FOR the approval of the 2010 Executive, Management and Sales Incentive Plan of Innophos, Inc.

What are my choices when voting?

Proposal 1 –	You may cast your vote in favor of electing the nominees as directors or withhold your vote on one or more nominees.

Proposal 2 –	You may cast your vote in favor of or against the proposal, or you may elect to abstain from voting your shares.

Proposal 3 –	You may cast your vote in favor of or against the proposal, or you may elect to abstain from voting your shares.

How will my shares be voted if I do not specify how they should be voted?

If you properly sign and return your Proxy Card without indicating how you want your shares to be voted, the Proxy Committee will cause your shares to be voted as follows:

Proposal 1 –	FOR the election of the seven (7) nominees to serve as directors.

Proposal 2 –	FOR the approval of the selection of the independent registered public accounting firm.

Proposal 3 –	FOR the approval of the 2010 Executive, Management and Sales Incentive Plan of Innophos, Inc.

How are votes withheld, abstentions and broker non-votes treated?

The shares with votes withheld and abstentions are deemed as “present” at the Meeting, are counted for quorum purposes, and those votes generally have the same effect as a vote against the matter where it requires a predetermined affirmative vote to pass. Broker non-votes, if any, while counted for general quorum purposes, are not deemed to be “present” with respect to any matter for which a broker does not have authority to vote.

Can I change my vote after I have mailed in my Proxy Card?

Yes, you may revoke your proxy by doing one of the following:

•	by sending a written notice of revocation to the Secretary of the Company at the address shown on this Proxy Statement that is received prior to the Meeting, stating that you revoke your proxy;

•	by signing a later-dated Proxy Card and submitting it so that it is received prior to the Meeting in accordance with the instructions included in the Proxy Card(s); or

•	by attending the Meeting and voting your shares in person (this automatically revokes your Proxy Card).

What vote is required to approve each proposal?

Proposal 1 –	Requires a plurality of the votes cast to elect a director. A plurality means that a nominee must receive more votes than the next closest contestant in a contest for the seat in question.

Proposal 2 –	Requires a majority of the votes cast at the Meeting to be adopted.

Proposal 3 –	Requires a majority of the votes cast at the Meeting to be adopted.

What constitutes a quorum?

Under our by-laws, a quorum is a majority of the voting power of the outstanding shares of stock entitled to vote. The presence of a quorum is necessary to transact business at the Meeting.

Who will count the votes?

The votes will be counted by Inspectors of Election, persons required by Delaware law to oversee voting at a stockholders’ meeting. The Inspectors will be present at the Meeting and will report the voting results. We expect that a representative from Wells Fargo Shareowner Services, our transfer agent, will serve as one of the Inspectors of Election.

Will my vote be confidential?

All voting records which identify stockholders are kept permanently confidential, except as necessary to meet legal requirements and in other limited circumstances such as proxy contests. The Inspectors of Election, who are not Company employees, will be required to execute confidentiality agreements.

Who pays the cost of this proxy solicitation?

The Company pays all costs of soliciting proxies. Upon request, the Company will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of shares of the Company’s Common Stock. In addition, the Company has retained MacKenzie Partners, Inc. to aid in the solicitation of proxies by mail, telephone, facsimile, e-mail and personal solicitation and will request brokerage houses and other nominees, fiduciaries and custodians to forward soliciting materials to beneficial owners of the Company’s Common Stock. For these services, the Company has agreed to pay MacKenzie Partners, Inc. $3,000, plus expenses.

Is mailing this Proxy Statement the only way that proxies are being solicited?

No. As stated above, the Company has retained MacKenzie Partners, Inc., a professional soliciting firm, to aid in the solicitation of proxy materials. In addition to mailing these proxy materials and the services of our proxy soliciting firm, directors, officers or employees of the Company may solicit proxies by telephone, facsimile, e-mail or personal contact. Those persons will not be specifically compensated for doing so.

How will voting be conducted on other matters raised at the meeting?

If any matters are presented at the meeting other than the proposals on the Proxy Card, the Proxy Committee will vote on them using their best judgment. Your signed Proxy Card or instructions give them the authority to do this. Under our by-laws, notice of any matter to be presented by a stockholder for a vote at the meeting must have been received by our Corporate Secretary no later than April 12, 2010, and it must have been accompanied by certain information about the stockholder presenting it. We have not received notice of any matter to be presented other than those on the Proxy Card.

When must stockholder proposals be submitted for the 2011 Annual Meeting?

Stockholder proposals submitted for inclusion in our 2011 proxy statement must be received in writing by our Corporate Secretary no later than 5:00 p.m. Eastern Time on January 14, 2011. Stockholder proposals that are not intended to be included in the proxy statement must be received not less than 60 nor more than 90 days in advance of our 2011 Annual Meeting, unless we announce the meeting date less than 70 days before the meeting. In that case, proposals must be received not later than 10 days after we announce the meeting date. In each case, proposals must be accompanied by information required by our by-laws.

What is the deadline to nominate an individual for election as a director at the 2011 annual meeting?

Our by-laws describe the procedures that must be used in order for someone nominated by a stockholder of record to be eligible for election as a director. To nominate an individual for election as a director at the 2011 Annual Meeting, notice of intention to nominate must be received by the Corporate Secretary no sooner than March 13, 2011 and no later than April 12, 2011. If the meeting date is changed by more than 30 days from the anniversary date of this year’s meeting, the notice may be given not later than 10 days after the earlier of the announcement of the meeting or the date on which notice of the meeting is mailed. The notice must contain specified information about the nominee, including his or her age, address, occupation and share ownership, as well as the name, address and share ownership of the stockholder giving the notice.

If you have any further questions about voting your shares or attending the Meeting, please call MacKenzie Partners, Inc. at 1-800-322-2885 or our Investor Relations Department at 1-609-366-1299.

The Board of Directors and its Committees

Under our by-laws and the laws of Delaware, our state of incorporation, the business and affairs of the Company are managed under the direction of the Board. It is the duty of the Board to serve as a prudent fiduciary for stockholders and to oversee the management of the Company’s business.

Board Composition and Meetings

The Board currently consists of seven directors, six of whom are independent. During 2009, the Board and its standing committees held a total of 31 meetings (eight Board and 23 committee) and took action by written consent in lieu of meetings a total of three times. Each director attended 100% of the Board and committee meetings. Each director is expected to devote sufficient time, energy and attention to ensure diligent performance of his or her duties. This includes not only attending Board and committee meetings, but stockholders’ meetings as well. All current directors attended the 2009 annual meeting of stockholders.

Director Independence

In accordance with NASDAQ Stock Market Rules, the Board determines whether directors and nominees for election as directors are independent in accordance with guidelines it has adopted, which include all elements of independence set forth in the NASDAQ Stock Market Rules. According to those rules, “independent director” means “a person other than an executive officer or employee of the company or any other individual having a relationship which, in the opinion of the issuer’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.” The rules provide that the following persons cannot be considered independent directors:

(A)	a director who is, or at any time during the past three years was, employed by the Company or by any parent or subsidiary of the Company;

(B)	a director who accepted (or who has a Family Member who accepted) any compensation from the Company in excess of $60,000 during any period of twelve consecutive months within the three years preceding the determination of independence, other than the following: (i) compensation for Board or Board committee service; (ii) compensation paid to a Family Member who is an employee (other than an executive officer) of the Company; or (iii) benefits under a tax-qualified retirement plan, or non-discretionary compensation,

(C)	a director who is a Family Member of an individual who is, or at any time during the past three years was, employed by the Company as an executive officer;

(D)	a director who is, or has a Family Member who is, a partner in, or a controlling shareholder or an executive officer of, any organization to which the Company made, or from which the Company received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the Company’s consolidated gross revenues for that year, or $200,000, whichever is more, other than the following: (i) payments arising solely from investments in the Company’s securities; or (ii) payments under non-discretionary charitable contribution matching programs.

(E)	a director of the issuer who is, or has a Family Member who is, employed as an executive officer of another entity where at any time during the past three years any of the executive officers of the issuer serve on the compensation committee of such other entity; or

(F)	a director who is, or has a Family Member who is, a current partner of the Company’s outside auditor, or was a partner or employee of the Company’s outside auditor who worked on the Company’s audit at any time during any of the past three years.

“Family Member” means a person’s spouse, parents, children and siblings, whether by blood, marriage or adoption, or anyone residing in such person’s home.

In order to be listed and remain on the NASDAQ Stock Market, the Company is required to have a majority of independent directors comprising the Board and to have regularly scheduled meetings at which only independent directors are present.

To comply with the rules, a listed company must also have an audit committee of at least three members, each of whom must: (i) be independent as defined under the rule noted above; (ii) meet the criteria for independence set forth in the applicable SEC rules (subject to applicable exemptions); (iii) not have participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years; and (iv) be able to read and understand fundamental financial statements, including a balance sheet, income statement, and cash flow statement. Additionally, at least one member of the audit committee must have past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background which results in the individual’s financial sophistication, including being or having been a senior officer with financial oversight responsibilities.

NASDAQ Stock Market rules also require that: (i) the compensation of the chief executive officer and other executive officers be determined or recommended to the Board for determination by a majority of the independent directors or a compensation committee comprising solely independent directors; and (ii) director nominees must either be selected, or recommended for the Board’s selection, either by a majority of the independent directors or a nominations committee comprising solely independent directors. From November 2006 through 2009, the Company complied on a timely basis with all SEC and NASDAQ Stock Market rules relating to the composition of the Board and committees as those rules became applicable. At the present time, the Company remains in compliance with the applicable NASDAQ and SEC rules covering director independence in its case. The Board intends to maintain that compliance through all necessary additions and adjustments to Board and committee membership from time to time in the future.

On an annual basis, each director and executive officer is obligated to complete a Director and Officer Questionnaire which requires disclosure of any transactions with the Company in which the director or executive officer, or any member of his or her immediate family, have a direct or indirect material interest.

Board Leadership Structure

The Board is dedicated to the principle that independent directors must play a determinative role in the overall governance of the Company, including an active role in the leadership structure of the Board and its committees.

Since its formation in 2004, Mr. Gress has served as President and Chief Executive Officer of the Company and also acted in the capacity of Board chair before being formally elected as Chairman in November 2006. However, all other directors now serving on the on the Board are independent directors. To follow sound governance practices consistent with its principles and provide leadership and coordination among the independent majority of directors, in 2007, the Board created a new office of “Lead Independent Director,” or LID, and formalized that determination in the corporate structure by amending the Company’s by-laws. Under the amended by-laws, whenever the Board elects a chairman who is not also an independent director under the regulatory standards then applicable to the Company, it must also elect from among the independent directors a LID. Apart from being a distinct corporate office recognized under the by-laws, the LID position is separately compensated from other directors in recognition of its importance and additional responsibilities.

The LID is to preside at all meetings of the stockholders and the Board in the absence of the chairman, to act as chair for meetings of the independent directors, and to have the duties prescribed by the by-laws and the Board. The Board has specified the following major roles for the LID:

•

coordinating and developing the agenda for, and scheduling and moderating, executive sessions of the independent directors and performing any of the functions required or appropriate for such office under rules established for issuers with securities listed on a national securities exchange;

•

coordinating with the chairman of the Board on appropriate scheduling of meetings of the Board and acting as principal liaison between the independent directors and the chairman of the Board and/or chief executive officer on sensitive matters;

•

advising the chairman of the Board as to agenda items suggested by any independent director and placing items on the agenda determined by the LID to be appropriate from the perspective of the independent directors;

•

directing that specific materials be included in transmissions to the Board and working with committees of the Board to assess the quality, quantity, and timeliness of the flow of information from management to the Board;

•	coordinating with the appropriate committee(s) of the Board to oversee compliance with the Company’s ethical and similar codes by recommending appropriate revisions thereto; and

•

assisting the chairman of the Board in the retention of consultants to report directly to the Board and retaining such counsel or consultants as the LID deems necessary to perform his or her responsibilities.

In connection with the creation of the office, the Board elected Gary Cappeline, an independent director, to serve as the first LID. Mr. Cappeline has served on each of the Board’s three standing committees, has chaired the Audit Committee and currently chairs the Compensation Committee. He was re-elected as the LID at the 2009 annual organizational meeting of the Board to serve until the 2010 annual organizational meeting of the Board.

The Company was organized and began independent operation of an existing business in August 2004. In November 2006, it became a publicly traded entity. In the ensuing year, the Board reviewed the governance issues and principles relating to the existing combination of the offices of chief executive and chairman and concluded that the interests of the Company and its stockholders were best served by creating the new office of the LID and electing a qualified candidate to that office. Among factors that supported that conclusion were the following: (i) the Board believed the existing combined structure and incumbent personnel involved would continue to work well for the benefit of the Company; (ii) there was no convincing evidence that the Company’s financial performance or other aspects of its business would be improved by splitting the roles; (iii) there was a concern that dividing the roles in the Company’s early years could weaken its ability to develop and implement critical strategies; (iv) as a matter of good governance, the Company already was implementing alternative measures to strengthen Board independence and oversight (for example, the Board was being expanded solely with independent directors, Board committees were all being chaired by independent directors, and at Board and committee meetings, time was being allocated for independent directors to meet in executive session without management personnel present); and (v) although trends favored increased oversight by independent boards of directors, potential benefits of splitting the roles could be achieved in other meaningful ways such as by using the LID function concentrated in one independent director who could work in tandem with a non-independent chairman.

The Board retains the right at anytime to review the issues of separation or combination of the Board leadership and management leadership and the discretion and power to make changes in that regard should it conclude circumstances warrant them.

The Board’s Role in Risk Oversight

The Company is exposed to a wide variety of risks in its business activities, including strategic risks, operational risks, financial risks, risks relating to general economic conditions and their effect on its industry, geo-political risks and risks relating to regulatory and legal compliance. The Company regularly discloses in its public filings material risks to its business and the steps it takes to identify and prevent or mitigate them.

One of the responsibilities of the Board is oversight of the Company’s risk management activities. In meeting that responsibility, the Board ensures that processes are in place to identify and evaluate the major risks faced by the Company and oversee and monitor the design and implementation of guidelines and programs to manage those risks. The Board discharges its oversight function through a combination of its own efforts, those of its standing committees and the senior management structure of the Company. Senior executives manage material risks on a day-to-day basis and assist in managing risk in liaison with the Board and committees. The Company is in the process of finalizing for adoption by the Board an Enterprise Risk Management Policy, or ERMP, providing an overall methodology for dealing with various types of risk. The description of the Company’s risk management functions below is based on the state of the ERMP at this time.

According to the ERMP, the accountabilities for risk management at the Company are as follows:

•

Board of Directors (including through delegation to its committees). The Board is ultimately responsible for approving the Company ERM framework and key risk management policies, including risk appetite parameters. It approves the overall Company strategy to ensure it fits with risk appetite, oversees the mitigation of strategic risk elements, such as executive succession planning and approval authority levels, and ensures that management is complying with risk management policies. Although the committees and mechanisms described below operate on a regular basis and circumstances may result in risk elements being the subject of Board attention at anytime, the full Board itself devotes at least one session annually (normally in June in connection with its annual organizational meeting) focused on risk identification and management where it reviews risk identification and analyses made by the organization through the ERMP process. It does so on a full two year review cycle in connection with the Company’s traditional renewal schedule for its insurance coverages and on a one year interim cycle involving detailed updates. The delegations made by the Board to its standing committees with respect to risk can be summarized as follows:

•

Nominating & Corporate Governance Committee – this Board committee is generally responsible for the oversight of risk exposures not specifically delegated to the other Board committees and works directly with the Chief Risk Officer, or CRO. In practice, it is expected that the greater part of the Board-related ERMP activities will be conducted through this committee.

•

Audit Committee – this Board committee is generally responsible for oversight dealing with risk exposure arising from or relating to the Company’s financial reporting and financial controls. In this area, the committee is supported by Company’s financial team and internal audit function.

•	Compensation Committee – this Board committee is responsible for the Company’s compensation policies and programs and how they relate to risk.

•

Management’s Ethics and Governance Committee / Chief Executive Officer. This committee chaired by the CEO comprises a number of other senior executives and managers including the CRO and has a dual function. In addition to its oversight of ethics and compliance, it has responsibility for tactical business operation within predefined risk tolerance parameters. It is the primary management tool to oversee management responsibilities with regard to risk and is aligned with the Board through the Nominating & Corporate Governance Committee.

•

Management’s Leadership Team. This group, chaired by the CEO and comprising all business sector and function vice presidents, through its regular quarterly business review meetings and task forces, is responsible for reviewing the risks listed during the risk identification process and implementing mitigation actions. It ensures that newly-observed risks, or changes in risks previously documented, are communicated to the CRO.

•

Chief Risk Officer. This office, currently held by the Vice President-Research and Development, provides leadership and guidance to the organization, and ultimately to the Board, with respect to ERMP processes. The CRO, assisted by insurance and loss prevention personnel, applies policies, frameworks, methodologies and tools in the areas of risk identification, risk assessment, risk response and risk monitoring to fulfill the responsibilities of (i) developing and implementing enterprise-wide risk reporting, (ii) ensuring consistent application of the ERMP framework and methodologies, and (iii) developing appropriate methodologies for determination of risk appetite at the Board level.

Risk Analysis of Performance-Based Compensation Plans

The Compensation Committee has discussed and analyzed elsewhere in this Proxy Statement the various elements of compensation provided to our named executives. The Committee believes that, although the larger part of compensation value provided to our named executives and key employees could be regarded as performance-based, our compensation programs do not create risks that are reasonably likely to have a material adverse effect on the Company.

Our compensation programs encourage participants to remain focused on both short- and long-term financial and other measures and to remain in Company service for extended periods of time. Since the Company became publicly traded in 2006, the bases for compensation under our programs have been broad, traditional measurements indicative of sound performance measured both internally and externally. For example, our performance share awards (under our long term incentive programs) generally vest only at the end of multi-year performance cycles, and, thus far, award levels for each three year cycle have been based on average returns on invested capital (ROIC). The fact that these awards are stock-based, together with the nature of stock option and restricted stock awards made separately under our programs (also with installment vesting or exercisability) generally encourages participants to focus on sustained stock price appreciation.

Under our short term programs, awards paid in cash have been based on both Company (or business unit) financial achievement and fulfillment of individual goals. Historically, the financial goals have been based on broadly accepted measurements, such as adjusted EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization), and for years commencing with 2010 are being shifted to a blend of earnings per share (EPS) and free cash flow (FCF), in each case measured against targets related to the annual budgets. Participants’ personal goals are harmonized with overall Company goals and depend to a significant degree on non-financial measurements that may extend to risk reduction areas like health, safety and customer service. The harmonization to broader goals discourages excessive risk taking by individuals. Moreover, awards are not paid out on individual goals if Company goals are not met. The Company also has stock ownership guidelines that require long-term equity ownership by senior executives, a structure that keeps their interests aligned with stockholders for the long-term and discourages excessive risk taking harmful to investors.

Board Committees

The Board currently has three standing committees: the Audit Committee, the Compensation Committee, and the Nominating & Corporate Governance Committee, each of which currently has the membership shown in the table below.

Name	Audit	Compensation	Nominating & Corporate Governance
Gary Cappeline	X	X*
Linda J. Myrick			X*
Karen Osar	X*	X	X
Amado Cavazos		X	X
John Steitz	X	X

*	Chair

A complete copy of the Company’s corporate governance documents and charters are available on the Company’s website (www.innophos.com) under “Investor Relations,” then “Corporate Governance,” and then “Documents and Charters.” The following corporate governance documents and charters are posted on the website:

•	Audit Committee Charter

•	Compensation Committee Charter

•	Nominating & Corporate Governance Charter

•	Code of Ethics

•	Code of Ethics for Senior Financial Officers

•	Insider Trading Policy

•	Certificate of Incorporation

•	By-Laws

Under our by-laws and Delaware law, the Board has the power to form additional standing or special committees as it sees fit. Committee members are appointed by the Board and hold their offices until their successors are appointed and qualified, or until their earlier resignation or removal. All vacancies on committees are filled by the Board. The Board designates a member of each of the standing committees as Chair, and each committee keeps a separate book of minutes of its proceedings and actions.

Audit Committee

The Board has adopted a written charter that defines the duties and responsibilities of the Audit Committee. The principal purpose and responsibilities of the Audit Committee is to provide assistance to the Board in fulfilling its oversight responsibility to:

•	review the integrity of the Company’s financial statements and its financial reporting process;

•	review the effectiveness of the Company’s internal accounting and financial controls;

•	review and monitor the performance of the Company’s internal audit function, if any, and independent auditor;

•	select the independent auditor and monitor its qualifications and independence;

•	review and monitor the Company’s compliance with legal and regulatory requirements;

•	review and discuss issues warranting Committee attention, including significant risks to the Company and the steps management has taken to minimize such risks;

•	review and investigate matters relating to the integrity of management, potential conflicts of interest and adherence to the Company’s policies;

•	review and approve, as appropriate, related-party transactions for potential conflicts of interest;

•	review policies with respect to risk assessment and risk management, including the risk of fraud;

•	review the Company’s annual report, proxy statement and SEC filings (Form 10-K, Form 10-Q, Form 8-K, etc), including Management’s Discussion and Analysis; and

•	prepare its report to be included in the Company’s annual proxy statement and any other filings, as required by SEC regulations;

Of the Committee members, the Board has determined that both Ms. Osar, chair of the Committee, and Mr. Cappeline meet the SEC’s definition of “audit committee financial expert.” All committee members are “independent” as that term is defined by the NASDAQ Stock Market rules applicable to the Company.

Nominating & Corporate Governance Committee

The Nominating & Corporate Governance Committee serves as the Company’s nominating committee. The principal purpose and responsibility of the Committee under its charter adopted by the Board is to:

•	develop and recommend qualification standards and other criteria for selecting new directors;

•	screen and recommend to nominees for election as directors of the Company;

•	establish procedures and oversee annual evaluations of the Board, individual Board members and the Board committees; and

•

review the Company’s Code of Ethics, Code of Ethics for Senior Financial Officers, confidential information and insider trading policies, and any similar Company codes and policies, and, based on such periodic review, recommend changes to the Board;

•	review the makeup of the Board and its committees and recommend, as appropriate, changes in the number, function or membership; and

•	develop and review succession plans of the chief executive officer and executive officers.

The Committee is to consist of at least two members; however, the Committee currently consists of three members, all of whom are independent.

The Committee will also evaluate candidates for the Board recommended by stockholders. Stockholders wishing to recommend a candidate may submit a recommendation to the Secretary of the Corporation. That submission should include (i) the candidate’s name, address, occupation and share ownership; (ii) other biographical information that will enable the Committee to evaluate the candidate in light of the criteria; and (iii) information concerning any relationship between the candidate and the stockholder making the recommendation. No distinction is made by the Committee in considering candidates properly nominated by stockholders from those who may be nominated by directors, management or other sources.

The Committee is interested in nominating candidates (as needed subject to the size of the Board as determined by that body) who will make the strongest contributions toward the Board’s fulfillment of its overall responsibilities to manage the Company’s business in the best interests of the stockholders. The Company’s business focuses on specialty chemical manufacturing in North America with worldwide sales and distribution. The Committee believes persons who can bring demonstrated successful experience in related fields, expertise in relevant disciplines, and who can work diligently, collegially, but with independent criticality, with senior management and fellow Board members will make the most desirable candidates for director. Although it has no specific criteria as to geographic or other diversity among directors or candidates, in recognition of the Company’s significant operations and human resources located in Mexico, the Committee believes it is important to have a presence on the Board reflecting that perspective.

Compensation Committee

The Compensation Committee has a written charter adopted by the Board. The Compensation Committee’s primary purpose and responsibilities are to:

•	review and approve compensation policies, including cash-based and equity-based incentive plans, for the Board and senior executives;

•

approve the annual goals and objectives for the chief executive officer; evaluate the chief executive officer’s performance in light of those goals and objectives; and recommend to the Board the chief executive officer’s compensation level based on this evaluation;

•	review and approve employment agreements, severance agreements or change of control agreements and other compensatory arrangements between the Company and its executive officers;

•	approve, adopt, amend and terminate pension and retirement plans of the Company;

•	approve the parameters of overall compensation policy throughout the entire Company; and

•

produce all reports on executive compensation required on behalf of the Committee or the Board, review all other compensation discussion and analysis disclosure materials, and generally oversee compliance with the compensation reporting requirements of the Securities and Exchange Commission.

The Compensation Committee regularly consults with external, independent consultants that advise it on compensation issues. During 2009, the Compensation Committee engaged Hewitt Associates LLC (“Hewitt”) to provide compensation related services and advice relating to executives. Hewitt reported directly to the

Compensation Committee, and the nature and scope of the principal executive compensation services rendered for 2009 by it to the Compensation Committee and on its behalf can be summarized as follows: (i) guidance with respect to executive compensation, taking into account the Company’s business strategies, pay philosophy, stockholders’ interests, prevailing market practices, and relevant legal and regulatory mandates; (ii) assistance with the assessment, design and implementation of long-term incentive compensation programs; (iii) assistance with the review of terms for employment agreements for newly hired executives; and (iv) advice respect to best practices related to executive compensation and Compensation Committee activities.

For 2009, the Company incurred $250,000 of fees and expenses in respect of executive compensation services performed by Hewitt, all of which were in support of the Compensation Committee’s functions. Since 2004 and 2005, the Company’s subsidiaries in the US and Canada, respectively, also have engaged Hewitt (through a separately managed affiliate) to provide services for qualified pension plans maintained by those subsidiaries. For 2009, the Company’s subsidiaries incurred $193,000 of additional costs in respect of pension plan support services from Hewitt, including actuarial services for defined benefit plans and plan design work and studies for both defined benefit and defined contribution plans. Those expenses are ordinary and necessary obligations for the maintenance and administration of such types of plans by their sponsors and were not approved by the Board or the board of any subsidiary.

The Compensation Committee has the final authority to retain and terminate consultants and determines the terms and conditions of those relationships. In its engagement, Hewitt receives directions from, and consults on a regular basis with, the Committee and its members, as well as senior management. In the course of its duties, the Committee regularly discusses the full range of executive compensation matters with Hewitt without management present. Although the Committee seeks and considers the information and advice provided by its consultants, decisions by the Committee are ultimately the Company’s responsibility.

Compensation Committee Interlocks and Insider Participation

There are no relationships required to be disclosed under this section.

Compensation of Directors

Our by-laws allow directors to be paid compensation, including allowances and attendance fees, as the Board may from time to time determine. Only non-employee directors are currently eligible for such compensation, and directors who are employees of the Company receive no compensation for their service on the Board.

The objective of our director compensation programs is to enable the Company to attract and retain as directors individuals of substantial accomplishment with demonstrated leadership capabilities. From time to time, our Compensation Committee reviews the levels, types and mix of compensation paid to directors, considers market conditions and prevailing practices with its consultants and makes recommendations to the Board for its consideration concerning director compensation. Consistent with those objectives and procedures, we pay our non-employee directors compensation structured as follows:

Fee Type	Value in $	Notes
Annual Retainer Cash	35,000
Annual Retainer Stock	50,000	(Payable in shares following election at annual meeting)
Annual Lead Independent Director Fee	20,000
Annual Committee Membership:
Audit	7,500	($15,000 for chair)
Compensation	2,500	($7,500 for chair)
Nominating & Corporate Governance	2,500	($7,500 for chair)
Meeting Fee (for each Board or committee meeting)
Board in person	1,500
Committee in person	1,000
Any telephonic attendance	500

In order to better align the interests of directors with those of the stockholders, directors elected following the initial public offering participated in our stock programs, under which the Company had issued them options at current market for a total of 5,000 shares of Common Stock for each full year of service. In October 2008, that arrangement was replaced by an annual stock retainer referred to in the table above and reflected in the table below, pursuant to which our non-employee directors receive a portion of their annual fee (the equivalent of $50,000 in fair market value at time of issue) in actual shares of Company Common Stock following their successful election or re-election at annual meetings. Directors are now subject to the Company’s Executive and Director Stock Ownership Policy as amended and restated in February 2009. Under that policy, directors are afforded until March 2014 (or five years after first election) to achieve and maintain a level of ownership of Common Stock equal in value to five times the amount of their cash retainer. At the current level of cash retainer and an illustrative price per share of Common Stock of $25, compliance with the policy would require each director to own a minimum of 7,000 shares.

For services rendered as directors in all Board and committee capacities in 2009, we provided for our non-employee directors the following compensation:

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (2)	All Other Compensation ($)	Total ($)
Gary Cappeline	89,144	50,000		—	—	—	139,144
Amado Cavazos	64,938	50,000	—	—	—	—	114,938
Linda Myrick	63,500	50,000		—	—	—	113,500
Karen Osar	84,000	50,000		—	—	—	134,000
John Steitz	47,479	50,000					97,479
Stephen Zide	—	50,000	—	—	46,000	—	96,000

(1)	In July 2009, the Company issued 3,106 shares of Common Stock to each of its non-employee directors at a closing market price of $16.10. The grant date fair value was $50,000. These retainer shares were immediately vested.
(2)	Election under deferred compensation plans, excluding interest earnings.

Each of our current directors has entered into an indemnity agreement with the Company. Under those agreements, we have agreed generally to indemnify the directors against liabilities, including advancing litigation expenses, incurred in connection with their service for our Company, its subsidiaries or other entities at our request.

Other Corporate Governance Matters

The Board sets high standards for the Company’s employees, officers and directors. Implicit in sound corporate governance is a philosophy of lawful conduct and ethical behavior toward the various interests affecting or forming part of the corporate landscape. To fulfill its responsibilities and to discharge its duty, the Board of Directors follows the procedures and standards that are set forth in guidelines, codes and charters adopted by the Board. These governing principles are subject to modification from time to time as the Board deems appropriate in the best interests of the Company or as required by applicable laws and regulations.

The Company’s principal guidelines are contained in its Code of Ethics, its Code of Ethics for Senior Financial Officers and its Insider Trading Policy. In addition to these codes and policies, other rules and principles of the Company’s corporate governance are contained in the charters of its three standing committees of the Board. The Codes and Policy are available on the Company’s website (www.innophos.com) under “Investor Relations,” then “Corporate Governance,” and then “Documents and Charters.”

Policy on Communications from Security Holders and Interested Parties

Security holders and interested parties may send communications through the Corporate Secretary of the Company to (1) the Board, (2) the committee chairs, or (3) the outside directors as a group. The Corporate Secretary will collect, organize and forward all communications, in that officer’s judgment, which are appropriate for consideration by the directors. Examples of communications that would not be considered appropriate for consideration by the directors include personal employment matters, solicitations for products or services, and matters not relevant to the functioning of the Board, stockholder interests or the affairs of the Company.

Policy With Respect To Related Person Transactions

The Board has adopted a written policy that requires certain transactions with “related persons” to be approved or ratified by its Nominating & Corporate Governance Committee or Compensation Committee (for compensation matters within the scope of the Compensation Committee charter). For purposes of this policy, related persons include (i) any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director or executive officer of the Company or a nominee to become a director of the Company, (ii) any person who is the beneficial owner of more than 5 percent of any class of the Company’s voting securities; and (iii) any “immediate family member or affiliate” of any person described in (i) or (ii). The types of transactions that are subject to this policy are transactions, arrangements or relationships (or any series of similar transactions, arrangements or relationships) in which the Company, or any of its subsidiaries, was, is or will be a participant and in which any related person had, has or will have a direct or indirect material interest and the aggregate amount involved will or may be expected to exceed $100,000. Under the policy, certain transactions are deemed to be automatically pre-approved and do not need to be brought to the applicable Committee for individual approval. The standards applied by the applicable Committee when reviewing transactions with related persons would be expected to include (a) the benefits to the Company of the transaction; (b) the terms and conditions of the transaction and whether such terms and conditions are comparable to the terms available to an unrelated third party or to employees generally, and (c) the potential for the transaction to affect the independence or judgment of a director or executive officer of the Company.

Proposals

The Board will present to the stockholders for their consideration and approval at the Meeting the three Proposals detailed below.

Proposal 1

Election of Board Members

The Company’s certificate of incorporation and by-laws provide for the size of the Board to be determined by Board action taken from time to time. At present, the full Board has been set at seven with all the directors’ terms of office set to expire with the 2010 Annual Meeting. All the directors listed below are currently serving on the Board, all have been nominated for re-election, and all have agreed to serve if re-elected.

Gary Cappeline	Age:	60
	Director Since:	2007
	Current Committees:	Compensation (Chair) and Audit
	Biography and Other Directorships:	Mr. Cappeline is currently the Lead Independent Director. Mr. Cappeline serves as an Operating Partner of AEA Investors LLC, a private equity investment fund headquartered in New York City. Before joining AEA in 2007, Mr. Cappeline was president and chief operating officer of Ashland Inc., a diversified chemical company, to which he returned in 2002 after service as a senior executive in the chemical sectors at Engelhard Corporation and Honeywell International. He also served as chemical industry partner at Bear Stearns Merchant Bank. Mr. Cappeline currently serves on the board of directors of Unifrax Corporation (a manufacturer of high temperature insulation products). Mr. Cappeline serves on the Board of Directors of Houghton, a manufacturer of metal working fluids. He previously served on the Board of Directors of Tampico, a manufacturer of fruit juice and as a board and executive committee member of the American Chemistry Council, a chemical industry trade association.

Amado Cavazos	Age:	65
	Director Since:	2008
	Current Committees:	Compensation and Nominating & Corporate Governance
	Biography and Other Directorships:	Mr. Cavazos retired from Du Pont, S.A. de C.V.’s Coatings Businesses in Mexico and Central America in 2003 after holding numerous management and executive positions since 1968. From 2000 to 2003 (and from 1996 to 1997), Mr. Cavazos was Director of Coatings Businesses for Mexico and Central America. He was Group Director of Du Pont Mexico from 1993 to 1995 and Director of Corporate Planning from 1988 to 1993. During this time, he represented Du Pont on the several Boards of Directors: Nylon de México, Tetraetilo de México, Química Fluor, and Industrias Tecnos. From 1983 to 1987, Mr. Cavazos was Group Director/General Manger for Du Pont Mexico and for three of its joint ventures, reporting directly to the Boards of Directors (Pigmentos y Productos Químicos, La Domincia, and Química Fluor). Mr. Cavazos earned a B.S. in Engineering from Virginia Polytechnic Institute and State University and an M.B.A. from Instituto Technológico y de Estudio Superiores de Monterrey.

Randolph Gress	Age:	54
	Director Since:	2004
	Current Committees:	None
	Biography and Other Directorships:	Randolph Gress is Chairman of the Board, Chief Executive Officer, President and Director of Innophos. Mr. Gress has served as Chief Executive Officer of Innophos since August 2004. Previously, Mr. Gress joined Rhodia in 1997 and became Vice President and General Manager of the sulfuric acid business. He was named global President of Specialty Phosphates (based in the U.K.) in 2001. Prior to joining Rhodia, Mr. Gress spent fourteen years at FMC Corporation where he worked in various managerial capacities in the Chemical Products, Phosphorus Chemicals and Corporate Development groups. From 1977 to 1980, Mr. Gress worked at Ford Motor Company in various capacities within the Plastics, Paint and Vinyl Division. Mr. Gress earned a B.S.E. in Chemical Engineering from Princeton University and an M.B.A. from Harvard Business School.

Linda Myrick	Age:	54
	Director Since:	2006
	Current Committees:	Nominating & Corporate Governance (Chair)
	Biography and Other Directorships:	Linda Myrick was elected to the Board in October 2006 as its first independent director. Ms. Myrick is Group Manager for Research & Development for Air Liquide Sante International in Paris, France. Previously, she was Vice President & General Manager for Scott Specialty Gases, Inc., which was acquired by Air Liquide in 2007. Before joining Scott Specialty Gases in 2004, she served as an independent member of the board of directors of Berwind Pharmaceutical Services, Inc., West Point, PA and from 2001 to 2003 held various executive management positions with Rhodia, Inc. including Vice President & General Manager, North America, Home, Personal Care & Industrial Ingredients, and, until September 2002, Vice President & General Manager, North America (US and Canada), Specialty Phosphates. Prior to joining Rhodia, Ms. Myrick held a number of positions in marketing, strategic planning and business management with FMC Corporation, Philadelphia, PA. Ms. Myrick earned a B.S. in Chemical Engineering from the University of Delaware and an M.B.A. from the Wharton Graduate School of the University of Pennsylvania.

Karen Osar	Age:	60
	Director Since:	2007
	Current Committees:	Audit (Chair), Compensation, and Nominating & Corporate Governance
	Biography and Other Directorships:	Ms. Osar was Executive Vice President and Chief Financial Officer of Chemtura Corporation, a $4.0 billion specialty chemicals manufacturer headquartered in Connecticut from 2004 through Chemtura’s formation in 2005 (and from 2004 was Executive Vice President of a predecessor company) until her retirement in March 2007. From 1999 through 2003, she served first as Chief Financial Officer of Westvaco Corporation and subsequent to its merger with Mead Corporation in 2002, Senior Vice President and Chief Financial Officer of MeadWestvaco Corporation, primarily a provider of packaging solutions and products to major branded goods manufacturers. She also held the position of Vice President and Treasurer of Tenneco, Inc., an industrial conglomerate, from 1994 to 1999. Previously she served as Managing Director, Investment Banking, at JP Morgan and Company. Ms. Osar currently serves as a director of Webster Financial Corporation, a bank holding company, since 2006 and SAPPI Ltd., a global pulp and paper company whose shares are listed on the New York Stock Exchange.

John Steitz	Age:	51
	Director Since:	2009
	Current Committees:	Audit and Compensation
	Biography and Other Directorships:	Mr. Steitz is Executive Vice President and Chief Operating Officer of Albemarle Corporation, a leading global developer, manufacturer and marketer of highly engineered specialty chemicals, including polymer additives, catalysts and fine chemicals, a position he has held since 2007, having previously served as Albemarle’s Senior Vice President, Global Business Operations. Prior to joining Albemarle in 2000, Mr. Steitz was Vice President and General Manager of Mallinckrodt Incorporated’s Pharmaceutical Chemicals Division.

Stephen Zide	Age:	50
	Director Since:	2004
	Current Committees:	None
	Biography and Other Directorships:	Mr. Zide has been a Managing Director of Bain Capital since 2001 and affiliated with the firm since 1997. From 1998 to 2000, Mr. Zide was a Managing Director of Pacific Equity Partners, a private equity firm in Sydney, Australia. Prior to joining Bain Capital, Mr. Zide was a partner at the law firm of Kirkland & Ellis LLP, where he was a founding member of the New York office and specialized in representing private equity and venture capital firms. Mr. Zide is also a director of The Weather Channel, HD Supply, Inc., Edcon Ltd, Keystone Automotive Operations, Inc. and Sensata Technologies B.V.

Among the factors considered by the Nominating & Corporate Governance Committee in recommending, and the Board in nominating, the above candidates, all of whom are being proposed for re-election were the following:

Nominee	Material Factors Considered

Mr. Cappeline	His business background and senior responsibilities as an executive in the chemical industry and merchant/investment banking field, as well as his prior leadership as chair of two Board standing committees, his qualifications as a financial expert for Audit Committee purposes, and his role as the LID.

Mr. Cavazos	His experience in numerous managerial positions with a global chemical producer, particular strength in operations and familiarity with the industry environment in Mexico and Latin America.

Mr. Gress	His extensive background and experience as an executive in the specialty chemical industry, his leadership role in the founding of the Company in 2004 and guiding it from leveraged buyout vehicle to publicly traded entity, his experience as chief executive officer of the Company overseeing its business for its six years of existence and his right under an employment contract to be nominated to the Board and be chosen as chairman if elected.

Ms. Myrick	Her experience in the immediate predecessor business to the Company, participation in the Board from 2006 as its first independent director, managerial expertise in the fields of technical research and development, and leadership of a standing Board committee.

Ms. Osar	Her extensive experience and leadership positions in diverse major manufacturing and chemical companies, including expertise in banking, finance, treasury and prior service as a chief financial officer, her leadership as chair of a standing Board committee, and qualifications as a financial expert for Audit Committee purposes.

Mr. Steitz	His extensive experience and senior leadership positions in the specialty chemical industry with particular emphasis and strength in operations.

Mr. Zide	His background, training and related experience, first as a legal advisor and then as a private equity professional and financial advisor, his leading role in organizing the leveraged buyout of the Company in 2004, and his experience serving continuously on its Board since that time.

Your Board Recommends that Stockholders Vote FOR all Seven (7) Nominees Listed Above.

Proposal 2

Approval of Selection of Independent Registered Public Accounting Firm

PricewaterhouseCoopers LLP (“PwC”) has served as the independent auditor (now referred to as the independent registered public accounting firm) of the Company since its creation in 2004. We believe that their knowledge of Innophos’ business and its organization gained through their prior service is valuable. Partners and employees of PwC assigned to the Innophos engagement are periodically rotated, thus giving us the benefit of new thinking and approaches in the audit area. We expect representatives of PwC to be present at the annual meeting with an opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

For the year 2009 PwC performed professional services for Innophos and its subsidiaries in connection with audits of the financial statements, audits of employee benefit plans (for plan year 2008) and tax services. PwC has also reviewed quarterly reports and other filings with the Securities and Exchange Commission.

Based on their review of the performance of PwC and discussions with that firm and as set forth in its report under “Audit Committee Report,” the Audit Committee selected PwC to serve as the Company’s independent registered public accounting firm for 2010. The stockholders are being asked to approve that selection.

Your Board recommends that Stockholders Vote to Approve the Selection of PwC as Independent Registered Public Accounting Firm for 2010

Proposal 3

Proposal to Approve 2010 Executive, Management and Sales Incentive Plan

Introduction

The Board recommends that the stockholders approve the 2010 Executive, Management and Sales Incentive Plan (the “2010 STIP”) maintained by the Company’s principal operating subsidiary, Innophos, Inc. That plan authorizes the payment of incentive cash compensation on an annual basis to participants who are employees of that company and certain affiliates. The 2010 STIP is intended to be the cornerstone of the Company’s short-term incentive program providing part of the Company’s overall market competitive compensation to employees. In this discussion, the term “Company” includes Innophos, Inc. as the context requires.

This short-term bonus plan is the direct successor to the plan identified in the Compensation Discussion and Analysis as the “2009 STIP” and does not differ from the predecessor in material respects as to overall purpose, structure or operation. The full text of the new plan has been attached to this Proxy Statement as Appendix A, and all descriptions of the plan are qualified by reference to that appendix. While the 2009 STIP and its predecessor plans operated using only the financial parameter of an adjusted EBITDA, the 2010 STIP has been structured so that the performance parameters on which targets are selected may vary from year to year as selected by the Compensation Committee. The Committee, by the 90th day of each fiscal year, may select from a variety of performance measures or any combination of them or adjustment to them, all as specified under the caption “Other Performance Measures” in the 2010 STIP, provided that no adjustment can be made that would result in any award failing to qualify as performance based compensation under Code Section 162(m) referred to below. For the initial plan year of the 2010 STIP, the performance parameters of the plan will be based 90% on “earnings per share” (EPS) and 10% on “free cash flow” (FCF), in each case as defined in or pursuant to the 2010 STIP. The two new parameters in combination were considered more appropriate for aligning the Company’s performance as a publicly traded entity with factors easily understood and relevant to stockholder value than adjusted EBITDA. For a more detailed disclosure of the operation of the 2009 STIP as applied to the named executives for the year ended December 31, 2009, please see the “Compensation Discussion and Analysis” elsewhere in this Proxy Statement.

The 2010 STIP has been duly authorized by the Board, subject to approval by the Company’s stockholders. The purpose of the stockholder approval sought for the plan at the Meeting is the requirement under the Internal Revenue Code of 1986, as amended (the “Code”), that, in order to have compensation paid under certain performance based incentive plans continue to be deductible for income tax purposes by the Company under Code Section 162(m), following a fixed period after the Company becomes publicly traded, such plans must be approved by stockholders. Approval of the 2010 STIP by stockholders is not required under Delaware law applicable to the Company.

The affirmative vote of a simple majority of the votes cast on the issue will be sufficient for its approval. If the stockholders do not approve the 2010 STIP, by the terms of the plan as currently adopted, it will not become effective.

Description of Plan Terms and Key Features

Purpose. The 2010 STIP is designed to promote the interests of the Company by providing senior executives, managers and sales persons with incentives and rewards commensurate with the achievement of the business and their personal achievement of business objectives.

Participation and Eligibility. Executives, managers, sales persons and other key contributors of the Company and certain of its subsidiaries, including foreign ones, who have signed certain employee agreements are eligible to participate upon timely nomination and proper approval. Adding participants or changing target incentives during a year requires special approvals, including that of the Compensation Committee for the CEO. New participants generally are not added in the last five months of a bonus year, except for certain new hires, and where interim participation is allowed, targets/awards are prorated for the number of months of participation. The total number of Company employees participating in the predecessor 2009 STIP (and receiving payment of incentive compensation in 2010) was 149.

Bonus Target Guidelines. The 2010 STIP establishes target incentive range guidelines as a percentage of base salary. These are divided according to specified salary grades up to the CEO and executive team and range from 10% of base salary up to 35% for senior managers and higher percentages determined by the Compensation Committee for the CEO and executive team. Please see the “Compensation Discussion and Analysis” elsewhere in this Proxy Statement for the levels set for the Name Executives. Actual award levels may be lower or higher than the guidelines. Individuals in all grades nominated for the program are expected to meet certain criteria, including high performers or high potential, managers of areas having high impact on the business, or functional experts.

Base Salary and Payment. The awards are based on salary at year end of the bonus year and are paid annually as soon as practicable following review of the Company’s audited financial results. With prior Board or committee approval, bonuses may be paid more frequently than annually, subject to the overall annual targets and limits. Bonus payments are net of all required tax withholding. Generally, termination of employment before award distribution results in a forfeiture of the award, except in cases of retirement, death or disability. Participants on extended disability leave or approved leave of absence may receive pro rated awards.

Bonus Formula; Maximum Bonus. The 2010 STIP provides for common and personal components (also referred to in this Proxy Statement respectively as “Company” or “C” Factors and “Personal” or “P” Factors) with percentage weights for each bonus year depending on the management position involved (70%/30% Company/Personal for the named executives and members of the executive team and 50%/50% for all other participants). In general, the bonus equals base salary times target percentage times common and personal results. Full achievement of target is assumed to equal 1.0 for both factors with actual scores as low as zero for either factor and as high as 3.0 for common and 2.0 for personal. The C Factor results are measured by financial performance against targets of parameters and in amounts proposed annually by management and approved by the Compensation Committee. Personal factor components are proposed by participants and approved by managers or by the Compensation Committee in the case of the CEO. Measurement of P Factors is by scoring and, in the case of the named executives, by the Compensation Committee for the CEO and by the CEO in consultation with the Compensation Committee for the others. Except for the CEO, management has responsibility and discretion to adjust P Factor results giving consideration to changes in the business environment and job behavior of the participant. Amounts paid to the named executives under predecessors to the 2010 STIP are shown in the Summary Compensation Table and discussed in the Compensation Discussion and Analysis provided by the Compensation Committee in this Proxy Statement. The bonus payments made to all participants under the 2009 STIP aggregated $7.9 million for incentive compensation earned for that year. The amounts to be paid in the future under the 2010 STIP will be a result of the application of the plan’s formula applicable to participants’ achievements of the parameters relative to base salary. However, the plan contains a number of limitations in order to remain compliant with Code Section 162(m), including a limitation of a maximum payout fixed at not more than $5.0 million per year per participant.

Certain Administrative and Related Matters. The obligations under the 2010 STIP are unfunded and to be paid from the Company’s general assets. Nevertheless, they are budgeted for and accrued according to generally accepted accounting principles in the United States. The 2010 STIP is not an exclusive method of providing incentive compensation. Participation in one bonus year confers no right to continued participation in another year, and no rights to continued employment. Amounts payable under 2010 STIP generally are not alienable or subject to lien in advance by participants.

Amendment and Termination. The 2010 STIP may be terminated or amended by the CEO and Vice President-Human Resources, acting as a committee of two, except as concerns the incentives affecting the CEO and officers reporting directly to the CEO. Changes to the incentives of any of such persons require the approval of the Compensation Committee, which also has full power in every respect to amend or terminate the plan. No amendment or termination may affect the right of a participant to payment of an amount that has been determined prior to the amendment or termination. Subject to the initial approval of stockholders, the 2010 STIP will continue in effect as adopted until it is modified or terminated.

Your Board Recommends that Stockholders Vote to Approve the 2010 STIP.

Information Regarding the Independence of the Independent Registered Public Accounting Firm

The following table shows the fees paid to PricewaterhouseCoopers LLP for professional services for 2009 and 2008:

	2009	2008
	(Dollars in thousands)
Audit (1)	1,597	$2,071
Audit-Related (2)	138	103
Tax (3)	342	118

Total	$2,077	$2,292

(1)	Fees for professional services provided for the audit of the Company’s annual financial statements as well as reviews of quarterly reports on Form 10-Q, accounting consultations on matters addressed during the audit or interim reviews, and SEC filings and offering memoranda, including comfort letters and consents.
(2)	Fees for professional services that principally include audits of employee benefit plans.
(3)	Fees for professional services that principally include tax services.

Pre-Approval Policy

The Audit Committee (in this section, the “Committee”) has the sole authority to pre-approve all audit engagement fees and terms as well as all non-audit engagements with PwC. In 2009 and 2008, all the above services were pre-approved by the Committee in accordance with a pre-approval policy.

Audit Committee Report

Our committee has reviewed and discussed Innophos’ audited financial statements for the year ended December 31, 2009 with Company management. We have discussed with the independent registered public accounting firm, PricewaterhouseCoopers LLP (“PwC”), the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board (the “PCAOB”) in Rule 3200T.

We also discussed with Company management management’s assessment of Innophos’ disclosure controls and procedures as of December 31, 2009. We have received the written disclosures and the letter from PwC required by PCAOB Rule 3526 (Communications with Audit Committees Concerning Independence), and we have discussed with PwC its independence.

Based on the review and discussions referred to above, we recommended to the Board that the audited financial statements for the Company be included in its Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the Securities and Exchange Commission.

Karen Osar

Gary Cappeline

John Steitz

Executive Compensation

Compensation Discussion and Analysis

Overview of Compensation Program

The goal of our executive compensation program is to provide compensation and incentives that advance long term goals by attracting and retaining strong executive management talent and incenting them to increase shareholder value. In achieving our goals, we seek to be fair, reasonable and competitive to all constituencies involved. For 2009, the Company achieved financial performance above plan reflected in short term bonus payout levels substantially above target as discussed below. Our long-term compensation programs make use of traditional forms of stock incentives based on our Common Stock and ultimately depend on that security for their value. Since the Common Stock has been traded publicly for less than four years, these programs are relatively new compared to many of our peers in the industry.

In this section, we discuss our compensation policies and objectives and the programs we have established to achieve them with respect to our “Named Executives” who are listed in the Summary Compensation Table in this proxy. References to the “Committee” in this discussion mean the Board’s Compensation Committee. The Committee has primary responsibility for establishing, implementing and continually monitoring adherence to the Company’s compensation philosophy along with the other duties provided in the Committee’s charter discussed elsewhere in this proxy statement.

Compensation Philosophy and Objectives

Philosophy. Our Committee has adopted an Executive Compensation Strategy Statement that embodies our compensation philosophy. We use the following elements from the strategy to design and implement our compensation programs:

1.	Our compensation programs should pay approximately at or above the competitive labor market averages if Company performance meets or exceeds business targets.

2.	Our base pay rates will be targeted at approximately the median of selected peer group(s) in the marketplace (described below) and adjusted for experience, performance, and internal equity (i.e. the relationship of one internal position to others).

3.	Short-term (annual) incentive compensation targets also are aimed at the median of the selected peer group(s) in the marketplace. However, the design should provide significant upside potential for exceptional business and individual performance. Alternatively, if a threshold level of company or individual performance is not met, no incentives should be earned.

4.	Short-term (annual) incentive awards will be determined on the basis of Company financial performance and individual performance against pre-established objectives.

5.	At least one type of long-term compensation should be equity-based, taking the form of stock option grants, restricted stock, performance share or unit awards, or other forms keyed to our publicly traded Common Stock, so as not only to attract and motivate talent, but also to align executives’ goals as owners with those of the shareholders. The level of equity based awards will be targeted at the median of selected peer group(s) in the marketplace, and equity will be utilized in full compliance with regulatory and statutory requirements. Executives should be encouraged to retain significant value from equity awards as long-term investments to align their personal financial assets and goals with shareholder interests.

6.	The combined value of equity awards and other compensation is intended to place our total compensation at or near the median of selected peer group(s) in the marketplace, if all performance goals are met or exceeded.

7.	Conservative perquisites will be provided if they allow executives to allocate more time to the job and less to personal affairs, assist in accomplishing job responsibilities, assure accurate and timely reporting of personal income taxes or make up for benefits lost due to regulatory limits.

8.	The range of our welfare benefits will be typical of companies in our industry, and, to limit risk and exposure, our primary retirement vehicle will be a tax-qualified defined contribution plan integrated with a savings plan. Executives will also participate in a non-qualified “restoration plan” that makes up for benefits lost due to regulatory limits on tax-qualified plans.

Objectives. We seek to employ our strategy to attain the objectives of recognizing performance of our Named Executives, aligning their interests with those of our investors, and retaining them for long service periods in a competitive environment.

Performance Recognition. Our six Named Executives have an average of over 25 years in the chemical ingredient manufacturing business, during which time they have been promoted to increasing levels of responsibility. The amount of compensation of each of the Named Executives is intended to reflect superior experience, continued high performance and a career of prior service. Key elements of compensation that depend on Named Executives’ performance include: (i) cash bonuses based on assessment of Company and individual performance against quantitative and qualitative measurements on a year-to-year basis; (ii) equity related compensation; and (iii) merit increases to base salary.

Alignment with Investors. We seek to align the interests of our Named Executives with those of our investors by evaluating executive performance on the basis of financial measurements that we believe are consistent with developing long-term shareholder value. Our view of the elements of compensation that align the interests of executives with shareholders include: (i) equity incentive compensation, which links a significant portion of compensation to shareholder value because the total value of awards corresponds to stock price appreciation and dividend rate; (ii) long–term performance award programs that focus on the growth of specified key financial measurements correlated to expectations of long-term shareholder value, but not wholly dependent on trading markets; and (iii) requirements concerning stock retention. Beginning in 2010, short term incentives will be determined largely by achievement of earnings per share (EPS) goals, thus further aligning the interests of our Named Executives with those of our investors.

Retention of Service. Stock retention requirements and discretionary incentive pay based on long term financial goals are used to align management and shareholder interests and to provide an incentive for senior executives to stay with our company, thus retaining their skills and knowledge for shareholder benefit. For example, we enhance our qualified defined contribution plan by making larger contributions to participants as they near retirement age, which often correlates with longer service. In addition, other key elements of compensation that require continued service to receive maximum payment include extended vesting terms on stock options in cases of retirement, restricted stock awards subject to forfeiture, unless future service is completed, and performance share awards that pay out fully only if an executive participant remains with the Company for the entire performance period.

Setting Compensation

Based on the foregoing objectives, the Committee structures the Company’s executive compensation programs and implements them to motivate executives to achieve the business goals set by the Board and aligned with shareholder interests. Normally, compensation programs are determined on an annual basis, but the Committee may revise, initiate or discontinue programs at any time. From time to time, the Committee engages outside consultants to assist in making compensation related decisions. See “The Board of Directors and its Committees-Compensation Committee.”

When making compensation decisions, the Committee considers individual performance, competitiveness with the external market, and internal equity.

In 2009, a study was completed by the Committee’s consultant Hewitt to evaluate competitive levels of executive base pay, short term bonus and long-term incentives. This study compared Innophos executive compensation to executive compensation in a selected group of 16 peer companies as shown below. Statistical analysis was used to adjust the compensation data to reflect the Company’s size (approx. $700 million in revenue) and structure compared to the peers. This information was used by the Committee to make base salary adjustments for named executive officers effective January 1, 2010. Pay levels for Messrs. Gress, Feuerbach, Salmon and Farran were compared to pay provided to similarly situated executives at the following specialty chemical companies:

• Albemarle Corp	• Int’l Flavors & Fragrances	• Quaker Chemical Corp.
• Arch Chemicals Inc.	• Koppers Holdings Inc.	• Sensient Technologies Corp.
• Calgon Carbon Corp.	• Kronos Worldwide Inc.	• Sigma Aldrich Corp.
• Compass Minerals Intl. Inc	• Minerals Technologies Inc.	• Valhi Inc.
• Ferro Corp.	• Newmarket Corp.
• Fuller (H.B.) Co.	• OM Group Inc.

For Messrs. Calvarin and Treinen, there was insufficient role-specific data available from these companies to compare those executives’ pay. In Mr. Calvarin’s case, data came from a broad group of over 60 companies in general industry. (The company names and industries represented were not of consequence in determining pay.) Statistical analysis was used to adjust the compensation data to reflect the Company’s size (approximately $700 million in revenue) and structure. For Mr. Treinen, the Hewitt Total Chemical Group (TCM) of 27 peer companies regressed to $900 million in revenue (the lowest scope available for these companies) was used. (The company names in the survey were not of consequence in determining pay.)

In making compensation decisions, the Committee compares elements of Company compensation against the latest available data from the relevant peer groups, which are reviewed and approved by the Committee annually. A significant percentage of total compensation normally is allocated to incentives as a result of the philosophy mentioned above. In 2009, the Committee reviewed the basis for allocating between short-term and long-term incentive compensation, and, making use of information provided by Hewitt, determined the appropriate level and mix of incentive compensation and guideline levels for long term incentive grants. The Committee’s considerations regarding long-term incentives resulted in a grant to the Named Executives made in May 2009 under our existing 2006 and new 2009 Long Term Incentive Plans (the “2009 LTI Grant”). The 2009 LTI Grant consisted of value granted approximately one-half in non-qualified stock options and one-half in performance shares. The proportions and composition of equity components in future grants may differ from the 2009 LTI Grant. A 2010 long term incentive grant was made in March 2010 using the same allocation methodology.

The Committee operates within the framework of the Company’s existing compensation plans, unless it determines that new plans are needed or changes to existing plans are required to provide the levels or types of compensation it feels are appropriate. Under the Committee’s charter in effect prior to March 2009, compensation plans focusing on the issuance of equity required Board approval for their adoption, amendment or termination. In March 2009, the Board revised the Committee’s charter to give the Committee expanded power to adopt and manage a broad range of benefit plans, including those focused on the issuance of equity. Although some enhancements were made to welfare plans affecting our executives in 2009, the only material compensatory plan adopted last year was the 2009 Long Term Incentive Plan which was submitted to and approved by stockholders at the 2009 Annual Meeting.

Role of Executive Officers in Compensation Decisions

The full Board determines compensation for the Chief Executive Officer (CEO). The Committee determines compensation for the other Named Executives and may make recommendations to the full Board with respect to CEO compensation. The CEO annually reviews for the Committee the performance of each Named Executive (other than the Chief Executive Officer whose performance is reviewed by the Committee and by the Board). That process normally includes a review by the Committee and other members of the Board of the Named

Executives’ performance levels. The conclusions reached and recommendations based on these reviews, including salary adjustments and annual cash and equity award amounts, are presented to the Committee for its consideration. In addition to the services of outside consultants and counsel, the Committee regularly calls upon the Vice President, Human Resources for assistance and advice in reviewing recommendations, designing compensation plans, and generally supporting the Committee’s functions. The Committee considers these recommendations and all factors it deems relevant in making its determinations on the compensation of the Named Executives.

Coincident with the Company’s finalizing full year audited financial statements, the Committee’s goal is to take action on salaries and short-term incentives by March of the following year. The Committee’s goal for long-term incentives, given the design requirements of multi-year cycles, is to act as soon as feasible after parameters for those cycles can be evaluated and not later than when the short term incentives are determined.

2009 Executive Compensation Components

For 2009, the principal components of compensation for Named Executives were:

•	Base salary

•	Short term incentive compensation

•	Long-term equity incentive compensation

•	Retirement and other benefits

•	Perquisites and other personal benefits

Base Salary

The Company provides the Named Executives with base salary to compensate them for services rendered during the fiscal year. Base salary ranges are determined for each executive according to his or her position and responsibility, as well as the current market-competitive level for similar positions. Base salary ranges are designed so that salary opportunities for a given position will be approximately (within +/- 10%) of the market median for the base salary established for each position.

Salary levels are typically considered annually as part of the Company’s performance review process as well as upon a promotion or other change in job responsibility. Increases to salaries of Named Executives made at that time are based on the Committee’s assessment of the individual’s performance taking into consideration the market competitive level of such increases. However, during the 2009 second quarter, the resignation of Richard Heyse as Chief Financial Officer necessitated naming a CFO to act while a search was conducted for a replacement. Mark Feuerbach, Vice President – Treasury, Financial Planning and Analysis, was so named. Mr. Feuerbach’s base pay for the CFO duties was determined by using market data for his ongoing position, which indicated his pay was within the acceptable market range, and adding a 4% premium effective June 1, 2009, in recognition of what were expected to be interim duties. Those duties were concluded following the 2009 third quarter with the hiring of Mr. Salmon.

During the first quarter of 2010, the Committee reviewed the current Named Executives’ base salaries. For those executives, the Hewitt study data indicated that two had base salaries below the acceptable range centering on the median of the peer group(s) in the marketplace. Therefore, base salary adjustments were made to bring those base salaries to a more competitive market position. Since Mr. Gress’ and Mr. Farran’s salaries were below market, they were given market adjustments. Mr. Gress was granted a 9.6% increase (including a merit increase) effective January 1, 2010. With the recent adjustment and merit increase, Mr. Gress’ base pay is at approximately the median for comparable positions in the peer group. Mr. Farran was granted a 4.5% increase (including a merit increase) effective January 1, 2010. This increase moved his base to the competitive market level for comparable positions in the peer group. The base salaries of Mr. Calvarin, Mr. Treinen and Mr. Feuerbach were found to be within the competitive market ranges for comparable positions in their peer group(s) and, therefore, no adjustments were made to their existing base salaries as of January 1, 2010. However those executives received merit increases of 2.5%, 2.0% and 2.0% respectively. Mr. Salmon was newly hired in his position. He was granted a 2.5% adjustment to his base salary effective January 1, 2010. His pay compared to the peer group was considered acceptable at that point in his tenure.

Short Term (Annual) Incentive Compensation

This compensation component for 2009 was embodied in the 2009 Executive, Management and Sales Incentive Plan (the “2009 STIP”), the predecessor plan to that proposed for approval by stockholders at the Meeting. The 2009 STIP continued to govern all short term incentive awards granted through December 31, 2009, even if not paid until 2010 or thereafter. The 2009 STIP gave the Committee the latitude to design for the Named Executives cash-based, short term incentive compensation award packages to promote high performance and motivate executives to achieve annual corporate and individual goals. The Named Executives participated in the 2009 STIP along with other Company employees worldwide. Except as provided otherwise in individual employment agreements, participants must be employed by the Company at the time of payment of the award (normally in March of the fiscal year after the year in which it is earned).

Under the 2009 STIP, the Named Executives could receive individual, market-competitive bonuses (based on three levels of performance, “threshold,” “target” and “maximum” measured as a percentage of base pay) that would be earned if the executives achieved requisite performance for applicable annual goals. The following table shows the 2009 target bonus percentages for each Named Executive:

Named Executive	Target Bonus (as a percentage of base salary)
Randolph Gress	80
Neil Salmon	50
William Farran	45
Louis Calvarin	45
Timothy Treinen	45
Mark Feuerbach	40

Our practice for the Named Executives is to pay 70% of STIP awards based on financial goals and 30% on individual performance, as we explain in more detail below.

Company-wide and individual performance goals are used to determine the level of payout under the 2009 STIP. If target performance is achieved with respect to these goals, the Named Executives will be awarded 100% of the target bonus. If threshold performance is achieved, the Named Executives will be awarded 50% of their weighted financial target bonuses and between 0 and 99% of their weighted individual target bonuses. (See below for weighting of financial and individual goals.) If maximum performance is achieved, the Named Executives will be awarded 300% of their weighted financial target bonuses and 200% of their weighted individual target bonuses. Any financial performance below threshold levels results in no payout under the program, and financial performance above maximum will not result in a total bonus payment in excess of 270%, assuming both exceptional Company and individual performance. Financial performance between threshold and target performance and target and maximum performance is interpolated to determine payout level. For individual performance, scores are interpolated between 0 and 200% with 100% being the target.

For 2009, 70% of the award (the weighted financial target) for the Named Executives was based upon the Company financial goal, or “C Factor.” This goal was achievement of EBITDA levels (earnings before income taxes, depreciation and amortization as adjusted for unusual items) as recommended by the Committee and approved by the Board. EBITDA is not a measurement whose determination is prescribed by generally accepted accounting principles in the United States, but has been widely utilized by the Company historically and other businesses for a variety of financial reporting and compliance purposes. For purposes of this plan, EBITDA goals are set for the Company globally, as well as (in prior years) for the United States and Canada and for Mexico. For 2009, the levels of EBITDA required for threshold, target and maximum payouts under the 2009 STIP were set as shown the following table:

($ in millions)

EBITDA	Threshold	Target	Maximum
Total Company	80	135	190

Achievement of threshold and target performance, respectively, results in 50% and 100% payout of the “C Factor” portion of the target award. Achievement of maximum performance results in a payout of 300% of the “C Factor” portion of the target award (300% x 70% = 210% of the total target award.)

All Named Executives’ C Factors were determined by the global financial results in 2009.

The remaining 30% of the award target (the weighted individual target) for 2009 was based upon achieving individual performance objectives, or “P Factors,” which are specific goals within the plan participant’s area of responsibility that will influence either the C Factor results or otherwise positively affect Company performance. P Factors typically fall into one or more of five categories: (1) safety, governance, compliance; (2) strategic actions; (3) revenue, business and/or margin growth; (4) cost reduction; and (5) other. The P Factors are developed during meetings of the Company’s “Leadership Team” (composed of senior management reporting directly to the CEO) prior to each year so that the individual goals are consistent with, and help drive, overall Company performance. The P Factors for the Leadership Team, including Named Executives (except for the CEO), are approved by the Committee in consultation with the CEO early in each year. The CEO presents to the Committee the P Factors for the CEO position, and the Committee then reviews and recommends the CEO’s P Factors to the Board for approval. As noted, P Factor objectives are established to be consistent with and promote aspects of C Factor attainment. In establishing them, consideration is also given to values they bring to the Company (other than as directly related to C Factors) and prospects for achievement during the award period. Within that framework, the Committee seeks to have “target” levels set for P factors that are realistic and attainable, but challenging.

Achievement of target performance results in 100% payout of the “P Factor” portion of the target award. Achievement below target may result in payout between 0 and 99% of the “P Factor” portion. Achievement of maximum performance results in a payout of 200% of the “P Factor” portion of the target award (200% x 30% = 60% of the total target STIP award). No payment of this incentive will be made, regardless of individual performance, unless the Company achieves the minimum performance level for its global EBITDA goal. It is not our policy for the Company to pay bonuses where it has failed to meet a threshold of acceptable financial performance.

Subject to the above criteria, the calculation of a proposed award under the 2009 STIP can be expressed as a formula:

Base salary x Target Percentage x (weighted C Factor results + weighted P Factor results)

In the formulation of STIP awards, the CEO recommends to the Committee for its determination STIP awards to the other Named Executives. The Committee assesses the CEO’s performance and determines the award for the CEO, subject to approval of the Board, as part of its role in approving the CEO’s compensation level. During 2009, the Committee comprised exclusively independent directors. The Committee excludes all management during its deliberation of the compensation matters for the CEO.

For the 2009 C Factor, the Company-wide adjusted EBITDA amounted to 240% of target. P Factor determinations are scored from 0 to “excellence” at 2.0, with a “target” level set at 1.0 and interpolations made for performance between the poles. Based on the scoring process pertaining to their personal objectives for 2009, Messrs. Gress, Salmon, Farran, Calvarin, Treinen and Feuerbach were graded at 1.16, 1.03, 1.24, 1.25, 1.08 and 1.5, respectively, for their P Factor performances under the 2009 STIP. In the case of all Named Executives generally, the P Factor scores reflected success in attaining their individual goals that was somewhat less than in the prior year, a result in line with the Company’s overall performance compared to 2008. More specifically, the Named Executives’ P Factor determinations for 2009 reflected the following individual achievements:

•

In addition to Company-wide leadership, Mr. Gress’ scores reflected successful leadership of the “P2O5 strategy” ( P2O5 is a common denominator in the industry by which phosphoric acid content is measured) that enabled the Company to continue productivity in the face of uncompetitive raw materials costs, development of long-term raw materials strategies, upgraded safety and environmental processes, implementation of new business systems, planning executive succession and improved investor communications.

•

Mr. Salmon’s score reflected implementation of changes to the company debt structure, improvement in investor confidence, upgrades to the strategic and budget planning processes and oversight of the new systems implementation. (It should be noted that Mr. Salmon did not begin active Company service until October 2009, and therefore his objectives were set for a partial year.)

•

Mr. Farran’s score reflected his leadership in achieving favorable resolution of a number of matters. These actions significantly reduced and/or eliminated Company liabilities in areas where it faced substantial exposure.

•	Mr. Calvarin’s score reflected his leadership of the raw materials sourcing strategy, manufacturing cost improvements, capital project management, and health, safety and environmental excellence.

•

Mr. Treinen’s score reflected implementation of a successful P2O5 strategy, successful management of product pricing and market share retention, new product introductions and the upgrade of the Company website.

•

Mr. Feuerbach’s score reflected financial support for commercial and strategic analyses, development and maintenance of positive relationships with investors, his successful performance of the chief financial officer’s role on an interim basis, management of cash, reduction of debt and support of the new systems implementation.

Taking into account the achievement of the applicable C Factors and P Factors for 2009, awards for the Named Executives under the short-term program were as follows:

Name and Position	Percent of Target Earned		STIP Award (in dollars)		Percentage of Base Salary
Randolph Gress	203		1,005,888		162
Neil Salmon	200	*	68,372	*	25	*
William Farran	204		239,572		92
Louis Calvarin	204		232,549		92
Tim Treinen	200		197,791		90
Mark Feuerbach	213		182,532		85

*	New hire who commenced service as of October 1, 2009. As allowed by the 2009 STIP, an exception was permitted to allow Mr. Salmon to participate in the plan, although his service commenced in the last five months of the bonus year.

Long Term Incentives

Since November 2006, our principal tools for supporting a long-term incentive (LTI) program have been the 2006 and 2009 Long Term Incentive Plans. With the 2009 LTI grant, awards authorized under the 2006 Long Term Equity Incentive Plan were exhausted. The 2009 Long Term Incentive Plan was approved by the stockholders at the 2009 Annual Meeting as a substantially similar replacement. The remaining 2009 LTI awards were filled from that new plan.

The Named Executives each were awarded a market-competitive level of long-term incentives under the 2009 LTI program pursuant to our established long-term incentive guidelines (as discussed under “Setting Compensation”). For 2009, long-term incentive awards were granted in the form of stock options (50% of value) and “performance shares” (50% of value), a proportion that may vary by Named Executive or from year-to-year in future grants. The number of stock options granted is determined by dividing the stock option value awarded (50% of total LTI award) by the estimated grant date economic value of each option as calculated using a Black-Scholes methodology. A similar process is used to determine the number of performance shares. Performance shares are actual shares of the Company’s Common Stock which it is obligated to issue and deliver to participants if pre-established measures of Company performance are met for the multi-year performance cycle related to each award. Except as provided otherwise in employment agreements and in cases of retirement, performance shares cannot be earned, unless the participant’s employment continues through the cycle and at least the minimum goals for the entire cycle are met. The 2009 awards established a performance cycle spanning the years 2009, 2010 and 2011, with attainment based on the Company’s Return on Invested Capital or “ROIC” (as defined in and calculated under the LTI program).

Subject to the component definitions, the formula for determining the ROIC percentage for the performance cycle initiated with the 2009 LTI award is a three year average of each individual full year’s ROIC calculated as follows:

Adjusted Net Income + Interest Expense
Market Capitalization + Debt + Other LT Liabilities – Cash – Working Capital – Cumulative Dividends

For the performance cycle defined in the 2009 LTI program, threshold, target, and maximum goals were set as follows:

ROIC Three Year Average Percentages

Threshold	Target	Maximum
11.73	13.05	17.49

Future performance cycles may be based on periods shorter or longer than those now in effect and on measurements other than ROIC or with adjustments to ROIC that may not have applied to previous cycles, all as the Committee may determine.

The Named Executives entered into agreements to evidence both aspects of the LTIP awards. Under those agreements, no performance shares would be earned if performance were to fall below the threshold level. If the threshold level of performance were achieved, the Named Executives would earn 50% of the target performance share award. If maximum performance were achieved, the Named Executives would earn 200% of the target performance share award. Performance between threshold and target and between target and maximum performance would be interpolated to determine amount of performance shares earned. The ROIC basis of awards was selected and the ROIC levels were set by the Committee in 2009 in light of the facts and circumstances known about the Company’s historical, budgeted and projected business and prospects at that time. For 2009, the Company achieved above target financial performance, but 2009 was only the first year of a three year cycle whose annual components must be averaged. Moreover, the ultimate value of the payout to each

Named Executive will depend on future circumstances, such as the value of the Common Stock at time of distribution in 2012 and the extent to which the particular executive remains employed by the Company. The options granted under the 2009 LTI program will be outstanding for up to ten years from date of grant and will vest (and first become exercisable) ratably over three years on each of the succeeding anniversaries of the grant date.

The 2009 LTI Grant to the Named Executives consisted of the following:

Named Executive	LTIP Award as a Percentage of Base Salary	Number of Options	Per Share Exercise Price ($)	Number of Performance Shares (a)
Randolph Gress	105	57,000	14.57	24,500
Neil Salmon (b)	13	0	14.57	2,067
William Farran	62	14,500	14.57	6,000
Louis Calvarin	53	12,000	14.57	5,000
Timothy Treinen	50	10,000	14.57	4,000
Mark Feuerbach	36	6,500	14.57	2,800

(a)	As explained, the 2009 results were above target for performance shares, and the final payout could be as high as 2x of the number of shares shown.
(b)	Initial grant upon hire of $35,000 reflected in performance shares valued in accordance with 2009 LTIP methodology at that time.

All awards of stock options under the LTI programs have been made, and will be made, at or above the fair market value of the underlying stock at the time of the award. Since the Common Stock is publicly traded, options normally will be granted with an exercise price equal to the closing price of the stock on the NASDAQ Stock Market on the date of the grant. In certain limited circumstances, the Committee may grant options to an executive at an exercise price in excess of the closing price of the Company’s Common Stock on the grant date. The Committee will not grant options with an exercise price that is less than the closing price of the Company’s Common Stock on the grant date, nor will it grant options which are priced on a date other than the grant date.

By using a mix of restricted stock, stock options and performance share awards in prior years, the Company has been able to enhance shareholder value and compensate the Named Executives for activities associated with improvements to the business. Of course, these programs deliver the maximum effect only when the value of the Company’s stock increases and therefore are believed to motivate appropriate actions to deliver strong earnings and other performance in support of the stock. The programs also encourage retention through installment vesting over extended periods and by imposing forfeitures for early terminations.

The Company anticipates using the approach developed for earlier grants, that is, a combination of stock options vesting in annual installments and shares awarded based on selective Company performance over a multi-year cycle, as its principal basis for future long-term incentive awards so long as sufficient shares are made available to support such programs.

Stock Ownership Policy

Executives are subject to the Company’s Executive and Director Stock Ownership Policy adopted by the Board as amended and restated in February 2009. Under that policy, executives are afforded until March 2014 (or five years after hire) to achieve and maintain a level of ownership of Common Stock equal in value to a set multiple of their annual base salary. The guidelines established the multiple for the CEO at five times base compensation, that for the Chief Financial Officer and the General Counsel at two times base compensation and the multiple for the other executives at 1 times base compensation.

Retirement and Other Benefits

The Company provides savings and retirement programs to the Named Executives. These plans are offered to remain competitive in the market and assist Named Executives in planning for their future, allowing them to better focus on Company needs.

All employees in the United States (including the Named Executives) are eligible to participate in the 401(k) Savings Plan, a tax qualified, defined contribution plan (the “DCP”) maintained by our subsidiary, Innophos, Inc. The participating US Named Executives (and all other participating US employees) receive annual retirement contributions from the employer calculated on the basis of age and eligible earnings which are deposited into a self directed, multi-vehicle investment account maintained by an independent trustee. The annual retirement feature of the DCP is non-contributory for participants, and employer contributions are fully vested for participants after three years of company service. In addition, Named Executives whose total eligible compensation exceeds the Internal Revenue Code limits in the qualified plan are entitled to participate in the non-qualified “Innophos, Inc. Retirement Savings Restoration Plan” (the “Restoration Plan”). That plan, which is operated in conjunction with a “rabbi trust,” provides a non-elective benefit according to the same formula for eligible earnings that exceed the limits under the qualified plan (including, among others, the limitation on the amount of annual compensation for purposes of calculating eligible remuneration for a participant under a qualified retirement plan ($245,000 in 2009)). It does not duplicate benefits paid under the tax qualified plan.

The savings plan feature of the DCP is a tax-qualified retirement savings plan under which eligible participants in the US (including the Named Executives) are able to contribute up to 100% of their annual salary (or the limit prescribed by the Internal Revenue Service for a particular plan year) to the DCP on a before-tax basis. The employer matches 100% of the first 4% of pay that is contributed by the participant. Commencing January 1, 2008, enrollment in the savings plan became automatic for newly hired employees (with “opt-out” features), and Company matching contributions, which previously had vested at the rate of 25% per year, became fully vested immediately.

All Named Executives who participated (except for Mr. Salmon who is recently hired) were fully vested in the DCP employer annual retirement contributions and the Company match feature of the savings plan.

The DCP is the prevalent type of retirement plan sponsored by US employers today, and we believe it is the most appropriate retirement vehicle consistent with providing substantial benefits, participant involvement and protection against risk to the stockholders’ investment. In particular, we believe that our DCP and restoration plan are representative of programs being afforded to executives in the US by the majority of our competitors and compare favorably to others based on overall employer contribution levels and the weight given to employees with higher levels of eligible compensation and greater seniority such as our Named Executives.

Perquisites and Other Personal Benefits

We provide the Named Executives with perquisites and other personal benefits consistent with our compensation strategy under “Compensation Philosophy and Objectives.” The Committee periodically reviews the levels of perquisites and other personal benefits and expects to do so again in 2010.

All Named Executives are provided with a capped reimbursement of expenses for certain financial planning and tax preparation assistance. Mr. Gress is provided a taxable car allowance of $1,000 per month and, since his residence is in another state, a living allowance of $4,000 per month net of taxes for time worked in the Cranbury, New Jersey area. The latter benefit is paid in lieu of a reimbursement of relocation expenses.

Mr. Salmon is provided with relocation benefits per company policy plus a one time cash payment of $35,000 net of taxes and with an educational allowance for his minor dependents for a period of three years not to exceed $10,000 in any given year.

Attributed costs of the personal benefits described above for the Named Executives for the fiscal year ended December 31, 2009, are included in the “All Other Compensation” column under the “Summary Compensation Table.”

Executive Employment Agreements

The Named Executives entered into executive employment agreements with the Company effective January 25, 2008, except for Mr. Salmon who entered into an agreement effective October 1, 2009, the time of his commencement of service. In the case of Mr. Gress, the agreements replaced a prior employment agreement that had been effective during 2007 and prior periods. Messrs. Farran, Calvarin, Treinen and Feuerbach had no prior employment agreements. Mr. Treinen has recently amended his employment agreement in order to reduce his work schedule and phase into retirement.

The employment agreements for the Named Executives were developed to provide them with current, market-competitive employment protections, furnish additional motivation, and thereby retain them in their key roles at the Company. The Committee utilized the services of its benefits consultant in developing and reviewing the terms of the agreements and relied on outside counsel to the Company in negotiating and documenting them, while the executives were separately represented. The agreements are described in more detail under the caption “Related Transactions – Employment Agreements.”

Additional details concerning the amounts payable to the Named Executives relating to severance benefits, including those in connection with a change-in-control, are included elsewhere in this Proxy Statement under the caption “Potential Payments upon Termination or Change-in-Control.”

Tax Implications

Deductibility of Executive Compensation

As part of its role, the Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Code, which provides that the Company may not deduct compensation of more than $1,000,000 that is paid to certain individuals. The Company believes that compensation paid to each Named Executive under the compensation programs is generally fully deductible for federal income tax purposes. However, in certain situations, the Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for its executive officers.

Compensation Committee Report

The Compensation Committee of the Board has reviewed and discussed the Compensation Discussion & Analysis required by Item 402(b) of Regulation S-K with management, and based on that review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion & Analysis be included in this Proxy Statement.

Gary Cappeline

Amado Cavazos

Karen Osar

John Steitz

Summary Compensation Table

The following table sets forth certain compensation information for the Company’s Chief Executive Officer, all persons who served as Chief Financial Officer in 2009 and the three other most highly compensated Named Executives:

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($) (3)	Total ($)
Randolph Gress	2009	602,500	—	356,965	352,757	1,005,888	—	176,076	2,494,186
Director, Chief Executive Officer & President	2008	440,053	—	312,460	221,480	873,312	—	250,226	2,097,531
	2007	375,000	—	199,350	233,640	397,772	—	147,970	1,353,732

Neil Salmon (4)	2009	68,750	—	39,996	—	68,372	—	43,704	220,822
Vice President & Chief Financial Officer

William Farran	2009	259,380	—	87,420	89,736	239,512	—	38,275	714,323
Vice President & General Counsel	2008	247,488	—	91,900	67,800	281,333	—	70,957	759,478
	2007	214,243	—	59,805	63,360	143,728	—	52,091	533,227

Louis Calvarin	2009	251,472	—	72,850	74,265	232,549	—	41,724	672,860
Vice President, Operations	2008	210,313	—	73,520	49,720	234,222	—	58,506	626,281
	2007	192,261	—	35,883	63,360	122,102	—	85,562	499,168

Timothy Treinen	2009	219,329	—	58,280	61,887	197,791	—	35,061	572,348
Vice President, Phosphates	2008	201,199	—	53,302	38,420	222,728	—	57,285	572,934
	2007	187,463	—	33,225	59,400	111,515	—	46,328	437,931

Richard Heyse (5)	2009	131,206	—	81,592	83,547	—	—	19,188	315,533
Former Vice President & Chief Financial Officer	2008	271,102	—	110,280	81,360	336,300	—	76,500	875,542
	2007	245,902	—	66,450	79,200	182,373	—	54,899	628,824

Mark Feuerbach (6)	2009	214,240	—	40,796	40,228	182,532	—	35,620	513,416
Vice President, Treasury, Financial Planning and Analysis	2008	206,000	—	31,246	22,600	142,398	—	44,356	446,600
	2007	200,000	—	26,580	27,720	73,850	—	35,464	363,614

(1)	The SEC rules relating to executive compensation disclosure requires reporting of all stock and option awards granted during the fiscal year at the full grant date fair value. The value for each of the years presented in this Summary Compensation Table reflects the full grant date fair value, and with respect to the stock awards, these awards assume the performance conditions will be achieved at target levels. Assumptions used in the calculation of these amounts were computed pursuant to FASB ASC Topic 718 (formerly SFAS 123R) and are included in footnote 11 to the Company’s Financial Statements for the year ended December 31, 2009, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission. In the prior years’ Summary Compensation Tables, in accordance with the SEC’s rules relating to executive compensation disclosure applicable at the time the proxy statements were filed, the value of these awards represented the compensation expense recognized for financial accounting purposes, as opposed to their grant date fair value.
(2)	Amounts included in this column represent the annual short-term incentive program amounts (i.e. cash bonus) earned and accrued during 2009 for the 2009 year, but paid in March 2010. These awards were determined by the Compensation Committee in March 2010 based on 2009 performance as discussed under the Compensation Discussion and Analysis.

(3) Other Compensation

Name	Supplemental Contributions for 401(k) Savings (a)	Annual Contributions for Defined Contribution Plans	Temporary Housing Allowance (b)	Nonqualified Deferred Compensation (c)	Other (d)	Total Other Compensation
Randolph Gress	8,255	21,139	69,632	61,003	16,047	176,076
Neil Salmon	1,375	4,125	—	—	38,204	43,704
William Farran	9,800	21,139	—	4,571	2,765	38,275
Louis Calvarin	9,800	19,223	—	3,826	8,875	41,724
Timothy Treinen	9,800	21,139	—	658	3,464	35,061
Richard Heyse	5,248	13,940	—	—	—	19,188
Mark Feuerbach	9,800	21,139	—	331	4,350	35,620

(a)	Matching contributions by the Company to each of the named executives pursuant to the DCP.
(b)	Mr. Gress receives a temporary housing allowance of $4,000 per month net after taxes.
(c)	The table below provides information on the nonqualified deferred compensation of our Named Executives in and as of the end of 2009.

Nonqualified Deferred Compensation pursuant to the Restoration Plan

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($) (1)	Aggregate Earnings in Last FY ($) (2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (3)
Randolph Gress	—	61,003	79,557	—	361,975
Neil Salmon	—	—	—	—	—
William Farran	—	4,571	16,723	—	73,167
Louis Calvarin	—	3,826	7,282	—	38,134
Timothy Treinen	—	658	8,672	—	45,324
Richard Heyse	—	—	10,866	—	70,430
Mark Feuerbach	—	331	6,641	—	27,836

(1)	Named Executives whose total eligible compensation exceeds the Code limits in the qualified plan are entitled to participate in the Restoration Plan. That plan, which is operated in conjunction with a “rabbi trust,” provides a non-elective benefit according to the same formula for eligible earnings that exceed the limits under the qualified plan (including, among others, the limitation on the amount of annual compensation for purposes of calculating eligible remuneration for a participant under a qualified retirement plan ($245,000 in 2009)). The amounts included in this column are included in other compensation in the Summary Compensation Table.
(2)	The Named Executive has an account under the Restoration plan which includes any earnings and losses based on the performance of a variety of funds the individual may choose. The Company does not guarantee any rate of return on the compensation deferred. None of these earnings are included in the Summary Compensation Table.
(3)	The portion of the Aggregate Balance as of December 31, 2009 reported in the Summary Compensation Tables prior to the current year-end for the following named executives were: Mr. Gress $289,355; Mr. Farran $63,737; Mr. Calvarin $33,002: Mr. Treinen $39,105; Mr. Heyse $72,558; and Mr Feuerbach $24,270.

(d)	Other includes the following:

	Vehicle Allowances	Relocation Expenses	Executive Life Insurance	Tax Services	Tuition Reimbursement	Medical	Total
Randolph Gress	12,000	—	4,047	—	—	—	16,047
Neil Salmon	—	38,032	172	—	—	—	38,204
William Farran	—	—	2,765	—	—	—	2,765
Louis Calvarin	—	—	1,318	2,293	5,264	—	8,875
Timothy Treinen	—	—	2,066	1,398	—	—	3,464
Richard Heyse	—	—	—	—	—	—	—
Mark Feuerbach	—	—	1,305	1,545	—	1,500	4,350

(4)	Mr. Salmon was elected Vice President and Chief Financial Officer on September 23, 2009.
(5)	Mr. Heyse resigned as the Chief Financial Officer effective June 4, 2009.
(6)	Mr. Feuerbach served as the Chief Financial Officer from June 4, 2009 to September 22, 2009.

Grants of Plan-Based Awards in 2009

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#) (1)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Options Awards: Number of Securities Underlying Options (#) (2)	Exercise Price of Option Awards ($/share)	Grant Date Fair Market Value of Stock and Option Awards ($) (3)
Randolph Gress	May 7, 2009	N/A	N/A	N/A	12,250	24,500	49,000	—	57,000	14.57	709,722
Neil Salmon	October 30, 2009	N/A	N/A	N/A	1,034	2,067	4,134	—	—	—	39,996
William Farran	May 7, 2009	N/A	N/A	N/A	3,000	6,000	12,000	—	14,500	14.57	177,156
Louis Calvarin	May 7, 2009	N/A	N/A	N/A	2,500	5,000	10,000	—	12,000	14.57	147,115
Timothy Treinen	May 7, 2009	N/A	N/A	N/A	2,000	4,000	8,000	—	10,000	14.57	120,167
Richard Heyse (4)	May 7, 2009	N/A	N/A	N/A	2,800	5,600	11,200	—	13,500	14.57	165,139
Mark Feuerbach	May 7, 2009	N/A	N/A	N/A	1,400	2,800	5,600	—	6,500	14.57	81,024

(1)	On the indicated date, the Company’s Compensation Committee awarded performance shares which entitle the holder to receive, at the end of a three year cliff vesting term, a number of shares of Common Stock, ranging from zero to a specified maximum, calculated using a future average return on invested capital for a performance cycle (the three year period 2009-2011 for a 2009 award) as defined solely by reference to the Company’s results. Amounts equivalent to dividends will accrue over the vesting period and are paid on performance share awards when fully vested. Executives forfeit these performance shares upon termination of employment prior to vesting, except for specified cases where the performance share rights are retained on pro-rata basis. These shares will automatically vest at 100% of target upon a change in control. On October 30, 2009 the Company’s Compensation Committee granted 2,067 performance shares at target level to Mr. Salmon.
(2)	On the indicated date, the Company’s Compensation Committee granted stock option awards which entitle the holder to purchase, after the end of a vesting term, the specified number of shares of Common Stock shown at an exercise price per share set equal to the closing market price on the date of grant. Approximately 60% of the total award was subject to stockholder approval of a new plan which was received on June 2, 2009. The options have a term of ten years, vest annually in three installments, and upon termination are forfeited or remain exercisable for various time periods depending on the circumstances. These shares will automatically vest at 100% upon a change in control.
(3)	Grant date fair value for the performance shares was $14.57 per common share at target level, and grant date fair value for the stock option grants was $5.54 per common share at May 7, 2009 and $6.59 per common share at June 2, 2009. The grant date fair value for the October 30, 2009 performance share grant was $19.35 per common share at target level.
(4)	Mr. Heyse forfeited these awards upon his resignation effective June 4, 2009.

Outstanding Equity Awards at December 31, 2009

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Unearned Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date (1)	Number of Shares or Units That Have Not Vested (#) (2)	Market Value of Shares or Units That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Randolph Gress	88,528	—	—	2.55	April 1, 2015	—	—	—	—
	39,334	19,666	—	15.20	October 22, 2017	15,000	344,700	—	—
	16,333	32,667	—	18.38	April 25, 2018	17,000	390,660	—	—
	—	57,000	—	14.57	May 7, 2019	24,500	563,010	—	—

Neil Salmon	—	—	—	—		2,067	47,500	—	—

William Farran	47,869	—	—	2.55	April 1, 2015	—	—	—	—
	10,667	5,333	—	15.20	October 22, 2017	4,500	103,410	—	—
	5,000	10,000	—	18.38	April 25, 2018	5,000	114,900	—	—
	—	14,500	—	14.57	May 7, 2019	6,000	137,880	—	—

Louis Calvarin	15,000	—	—	2.55	April 1, 2015	—	—	—	—
	10,667	5,333	—	15.20	October 22, 2017	2,700	62,046	—	—
	3,667	7,333	—	18.38	April 25, 2018	4,000	91,920	—	—
	—	12,000	—	14.57	May 7, 2019	5,000	114,900	—	—

Timothy Treinen	—	—	—	2.55	April 1, 2015	—	—	—	—
	10,000	5,000	—	15.20	October 22, 2017	2,500	57,450	—	—
	2,833	5,667	—	18.38	April 25, 2018	2,900	66,642	—	—
	—	10,000	—	14.57	May 7, 2019	4,000	91,920	—	—

Richard Heyse (4)	—	—	—			—	—	—	—

Mark Feuerbach	30,000	—	—	2.55	April 1, 2015	—	—	—	—
	4,667	2,333	—	15.20	October 22, 2017	2,000	45,960	—	—
	1,667	3,333	—	18.38	April 25, 2018	1,700	39,066	—	—
	—	6,500	—	14.57	May 7, 2019	2,800	64,344	—	—

(1)	Ten years from grant date.
(2)	Reflects the target share amounts attributable to the performance shares granted on May 7, 2009, April 25, 2008, and October 22, 2007.
(3)	The market value per common share at December 31, 2009 was $22.98.
(4)	Mr. Heyse forfeited 13,333 unvested stock options from the 2007 stock option grant, 18,000 stock options, of which 12,000 were unvested, from the 2008 option grant, and 13,500 unvested stock options from the 2009 option grant. Mr. Heyse also forfeited all unvested performance share awards totaling 16,600 shares, at target level.

Options Exercised and Stock Vested in 2009

	Option Awards (1)		Stock Awards (2)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Randolph Gress	140,000	1,424,000	6,095	120,321
Neil Salmon	—	—	—	—
William Farran	—	—	2,494	49,222
Louis Calvarin	40,738	540,186	554	10,939
Timothy Treinen	9,574	147,535	554	10,939
Richard Heyse	13,448	122,182	2,771	54,692
Mark Feuerbach	—	—	—	—

(1)	Vested stock options exercised in connection with 2005 and 2007 stock option grants.
(2)	Vested stock awards in connection with the November 2, 2006 restricted stock grant.

Pension Benefits

The table under this item has been omitted since the Company maintains no defined benefit or similar actuarially valued pension plan covering the Named Executives. All Named Executives in the US participate in the Company’s DCP, and all contribution amounts relating to that plan have been included under “Other Compensation” in the Summary Compensation Table.

Potential Payments Upon Termination or Change-in-Control

Messrs. Gress, Salmon, Farran, Calvarin, Treinen and Feuerbach are eligible for severance in the event of a qualifying terminations in accordance with their employment agreements described in more detail under the caption “Executive Compensation – Compensation Discussion and Analysis – Executive Employment Agreements” and “Related Transactions – Employment Agreements.” Those agreements reflect terms negotiated between the Company and the Named Executives. All Named Executives are eligible for severance payments and acceleration of vesting of certain awards in the event of a qualified termination. In the case of Mr. Salmon, full severance benefits, which are at the levels indicated below, “ramp up” over a period of 12 months from hire. In the case of Mr. Treinen, these benefits may be prorated to reflect his reduced level of service after April 1, 2010. These types and amounts of benefits can be summarized for Messrs. Gress, Salmon, Farran, Calvarin, Treinen and Feuerbach, respectively, as follows:

Termination Without Cause or For Good Reason:

•	Accrued and unpaid salary, bonuses, expenses, vacation and sick pay to termination date

•	Base Salary for 24, 18, 18, 12,12 and 12 months (or applicable severance policy if greater), respectively, from termination – payable in monthly installments

•	Amount equivalent to annual (STIP) bonus prorated for actual service in year of termination

•	Annual (STIP) bonus at “target” level that would have been earned if executive had remained employed for 24, 18, 18, 12, 12 and 12 months, respectively, from termination

•

Vesting of all “retention incentive awards” (including LTIP) that would have become vested during the 24, 18, 18, 12, 12 and 12 months, respectively, from termination if executive had remained employed and deemed full attainment of “target” levels of performance

•	Continued coverage under insurance and other welfare plans for 24, 18, 18, 12, 12 and 12 months, respectively, from termination

Termination Without Cause or For Good Reason in Connection with Change-in-Control:

•	Accrued and unpaid salary, bonuses, expenses, vacation and sick pay to termination date

•	Base Salary for 36, 27, 27, 18, 18 and 18 months (or applicable severance policy if greater), respectively, Company severance policy if greater, from termination – payable in lump sum

•	Amount equivalent to annual (STIP) bonus prorated for actual service in year of termination

•	Annual (STIP) bonus at “target” level that would have been earned if executive had remained employed for 36, 27, 27, 18, 18 and 18 months, respectively, from termination

•

Vesting of all “retention incentive awards” (including LTIP) that would have become vested during the 36, 27, 27, 18, 18 and 18 months, respectively, from termination if executive had remained employed and deemed full attainment of “target” levels of performance

•	Continued coverage under insurance and other welfare plans for 36, 27, 27, 18, 18 and 18 months, respectively, from termination

Termination for Cause:

•	Accrued and unpaid salary, bonuses, expenses, vacation and sick pay to termination date

Termination by Death or Disability:

•	Accrued and unpaid salary, bonuses, expenses, vacation and sick pay to termination date

•	Continued coverage for spouse and eligible dependents under insurance and other welfare plans for greater of 12 months or applicable Company plan or policy period from termination

•

Vesting of all “retention incentive awards” (including LTIP) that would have become vested during the 12 months from termination if executive had remained employed and deemed full attainment of “target” levels of performance

Termination by Retirement:

•	Accrued and unpaid salary, bonuses, expenses, vacation and sick pay to termination date

•

Pro rata entitlement to LTIP targeted performance shares for the performance cycle period up to retirement, contingent upon actual Company attainment of goals at end of cycle (or, in connection with Change-in-Control, at a minimum assuming that target level of performance had been achieved)

As of December 31, 2009, the Named Executives were eligible for the following severance payments (including the value of benefits delivered):

Named Executive	Termination Without Cause or for Good Reason ($)	Termination Without Cause or for Good Reason in Connection with Change- in- Control** ($)
Mr. Gress*	2,169,000	3,253,500
Mr. Salmon*	618,750	928,125
Mr. Farran*	564,152	846,227
Mr. Calvarin*	455,793	546,952
Mr. Treinen*	397,535	477,042
Mr. Feuerbach*	374,920	449,904

*	The amounts shown in the tables are derived from applying provisions of employment agreements with the Company that became effective as of January 28, 2008 to salary and other benefits applicable to the Named Executives on December 31, 2009. However, the table assumes Mr. Salmon, a new hire whose employment agreement became effective October 1, 2009, had fully effective provisions relating to termination as of December 31, 2009. It also assumes Mr. Treinen’s salary related benefits, some of which were reduced effective April 1, 2010 commensurate with his reduced hours, are those actually in effect as of December 31, 2009. For Mr. Gress, his current agreement replaced predecessor agreements under which overall severance entitlements generally were smaller than the amounts shown in the table. For Messrs. Farran, Calvarin, Treinen and Feuerbach, who had no prior employment agreements, their agreements provide overall severance benefits generally greater than available under applicable Company policies (particularly in control change circumstances).

**	None of the Named Executives with 2008 employment agreements were eligible for increased severance benefits in connection with changes-in-control under their predecessor agreements or applicable Company policies.

The following includes the spread value (as of December 31, 2009) of all equity for each Named Executive whose vesting will accelerate in the event of the relevant termination scenarios:

Named Executive	Retirement ($)	Death or Disability ($)	Termination Without Cause or for Good Reason ($)	Termination Without Cause or for Good Reason in Connection with Change-in- Control ($)
Mr. Gress	0	837,158	1,243,310	2,205,471
Mr. Salmon	0	15,833	23,750	47,500
Mr. Farran	0	228,902	290,173	603,726
Mr. Calvarin	0	185,310	216,470	472,947
Mr. Treinen	0	154,824	179,674	386,671
Mr. Feuerbach	0	95,506	111,412	250,216

Related Transactions

Employment Agreements

Messrs. Gress, Salmon, Farran, Calvarin, Treinen and Feuerbach. These executives, except for Mr. Salmon, entered into executive employment agreements with the Company effective January 25, 2008. For Mr. Salmon, the effective date was October 1, 2009. In general, the agreements have the same overall features for each of the Named Executives, differing as to that executive’s job description, base salary amount, relative level of target bonuses, entitlements to levels of welfare, fringe and other benefits and severance pay periods. The agreement covering Mr. Gress provides further that he is entitled to be nominated for election to the Board and, if elected by the stockholders, is to serve as a director and be named Chairman of the Board. As reported in previous years, Richard P. Heyse, who resigned as Vice President and Chief Financial Officer effective June 4, 2009, was covered by a similar agreement which terminated with Mr. Heyse’s voluntary resignation and pursuant to which no special benefits were payable on account of such event.

The agreements have initial terms of three, one and one third, two, one, one and one year(s) for Messrs. Gress, Salmon, Farran, Calvarin, Treinen and Feuerbach, respectively, with automatic renewal terms of one year, unless one year’s notice of non-renewal is given. They may be terminated at any time by the Company with or without “Cause” (as defined) or by the executives for “Good Reason” (as defined) according to prescribed procedures. Special provisions are also made for their termination as a result of disability or death. The agreements provide for cash severance payments in the event of non-Cause and Good Reason terminations amounting to 24, 18, 18, 12, 12 and 12 months of base salary (or the amount resulting from the prevailing Company severance policy if greater) for Messrs. Gress, Salmon, Farran, Calvarin, Treinen and Feuerbach, respectively, paid in installments, together with short and long term incentives paid according to pro rata formulas, the vesting of options, equity awards and other benefits, and the continuation of coverages under insurance and welfare programs for the applicable severance periods. The agreement covering Mr. Salmon provides for a pro rating of severance benefits until a full year of service has been reached.

The agreements also contain so called “double trigger” change-in-control provisions designed to avoid distraction potentially detrimental to stockholder value and to enhance protection for the executives in the event of events affecting the Company, the future outcomes of which cannot be predicted. In the event non-Cause or Good Reason terminations of the four Named Executives’ employment occur during a period extending from six months prior to, through two years following, a “Change-in-Control” (as defined), the severance and other coverage periods are increased to 36, 27, 27, 18, 18 and 18 months for Messrs. Gress, Salmon, Farran, Calvarin, Treinen and Feuerbach, respectively, and payment of the severance amounts in lump sum is required. The agreements contain terms providing the executives with “gross up” payments for taxes, interest and penalties on payments received under the agreements that are determined to be “excess parachute payments” under the Code and, accordingly, are subject to an excise tax, subject to adjustment for additional payments or return to the Company of overpayments after tax liabilities are settled. In general, payment of amounts due under the agreements is subject to the parties’ delivering and not revoking releases.

The employment agreements for the Named Executives also provide confidentiality, proprietary rights, non-solicitation and non-competition provisions governing the Company’s and executives’ relative rights as to those matters. To protect the Company’s business, these include non-solicitation and non-competition periods of 18 and 12 months, respectively, from date of termination. The protective covenant provisions may be enforced by the Company through equitable remedies in court, such as injunctions, in contrast to the general procedure of enforcing the agreements through arbitration.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires directors, officers and persons who own beneficially more than 10% of our Common Stock to file initial reports and reports of changes in ownership of our Common Stock with the SEC within prescribed time periods. The Company’s directors, officers and stockholders first became subject to Section 16(a) in November 2006. As a practical matter, we try to assist our officers and directors in the reporting process by monitoring transactions and providing support for their filings. To the best of our knowledge, in 2009, there were no untimely required filings under Section 16(a) of which the Company is aware.

Security Ownership of Certain Beneficial Owners

The following table furnishes information concerning all persons known by the Company to own beneficially five percent or more of the Company’s Common Stock:

	Common Stock Beneficially Owned at March 30, 2010 (1)
Principal Stockholders	Number of Shares	Percentage of Class
Allianz Global Investors of America LP (2) 800 Newport Center Drive Newport, CA 92600	1,353,300	6.4%

(1)	Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days (of March 31 2010) are deemed outstanding. Shares subject to option, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person.
(2)	According to Company information and a Schedule 13G dated December 31, 2009 filed jointly by reporting persons consisting of (i) Allianz Global Investors Management Partners LLC, a Delaware limited liability company (“AGIMP”), (ii) Nicholas-Applegate Capital Management LLC, a Delaware limited liability company (“NACM”), (iii) Oppenheimer Capital LLC, a Delaware limited liability company (“OpCap”), and (iv) NFJ Investment Group LLC, a Delaware limited liability company (“NJF”), whose business addresses are c/o 680 Newport Center Drive, Newport Beach, CA 92600 (AGIMP), 600 West Broadway, San Diego, CA 92101 (NACM), 1345 Avenue of the Americas, New York, NY 10105 ((OpCap), and 2100 Ross Avenue, Dallas, TX 75201 (NJF), the reporting persons may be deemed to hold sole voting and investment power over the number of shares being reported (in the amounts as indicated in the schedule).

Security Ownership of Directors and Executive Officers

The following table sets forth the number of shares of Common Stock beneficially owned as of March 30, 2010 by each director and nominee, by each current Named Executive, and by all directors, nominees and executive officers as a group.

	Common Stock Beneficially Owned at March 31, 2010 (1)
Name and Office	Number of Shares	Percentage of Class
Named Executives
Randolph Gress, President and CEO (2)	244,688	1.4%
Neil Salmon, Vice President and CFO	0	*
William Farran, Vice President, General Counsel and Corporate Secretary (3)	76,106	*
Louis Calvarin, Vice President-Operations (4)	75,730	*
Timothy Treinen, Vice President (5)	26,349
Mark Feuerbach, Vice President-Treasury, Financial Planning & Analysis (6)	70,957

Directors/Nominees:
Gary Cappeline (7)	12,674	*
Amado Cavazos	6,455	*
Linda Myrick (8)	13,866	*
Karen Osar (9)	9,099	*
John Steitz	3,106	*
Stephen Zide	6,455	*

Directors/Nominees and Executive Officers as a group	736,755	3.4%

*	Represents less than 1%
(1)	Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days (of March 30 2010) are deemed outstanding. Shares subject to option, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person.
(2)	Includes stock options entitling the holder to purchase 140,530 shares of common stock within 60 days after the noted date.
(3)	Includes stock options entitling the holder to purchase 45,668 shares of common stock within 60 days after the noted date.
(4)	Includes stock options entitling the holder to purchase 33,001 shares of common stock within 60 days after the noted date.
(5)	Includes options entitling the holder to purchase 15,667 shares of common stock within 60 days after the noted date.
(6)	Includes options entitling the holder to purchase 8,001 shares of common stock within 60 days after the noted date.
(7)	Includes options entitling the holder to purchase 6,219 shares of common stock within 60 days after the noted date.
(8)	Includes stock options entitling the holder to purchase 7,411 shares of common stock within 60 days after the noted date.
(9)	Includes stock options entitling the holder to purchase 2,644 shares of common stock within 60 days after the noted date.

Delivery of Proxy Materials to Households with Multiple Stockholders

If you have consented to the delivery of only one set of proxy materials to multiple Innophos stockholders who share your address, then only one set of proxy materials and only one annual report are being delivered to your household, unless we have received contrary instructions from one or more of the stockholders sharing your address. We will deliver promptly upon oral or written request a separate copy of the proxy materials or the annual report to any shareholder at your address. If you wish to receive a separate copy of those items, you may call us at (609) 366-1299 or write to us in care of our Investor Relations Department at the address set forth on the Notice accompanying this Proxy Statement. Likewise, stockholders sharing an address who now receive multiple copies of the proxy materials or the annual report may request delivery of a single copy by calling us at the above number or writing to us at the above address.

Website

Our Code of Ethics, Code of Ethics for Senior Financial Officers and Insider Trading Policy, Board committee charters, annual, quarterly and other reports filed with the SEC and proxy statements are available on our website, www.innophos.com and are also available in print to any stockholder who requests them.

By referring to these documents we do not intend to incorporate the contents of the website into this document.

By Order of the Board of Directors,

William N. Farran

Corporate Secretary

April 29, 2010

APPENDIX A

2010 Executive, Management and Sales Incentive Plan

Innophos, Inc.

Effective 1/1/2010

Purpose

The Executive, Management and Sales Incentive Plan (“the Plan”) is designed to promote the interests of Innophos, Inc. and certain of its corporate affiliates (collectively, “the Corporation”) by providing senior executives, managers and sales persons with incentives and rewards commensurate with the achievement of the business and their personal achievement of business objectives.

Participation and Eligibility

Executives, managers, sales persons and other key contributors of Innophos Inc. and Innophos Canada Inc., Innophos Fosfatados de Mexico and Innophos Servicios de Mexico who have signed an employee agreement that covers obligations with regard to anti-trust law, patents, inventions, and the proprietary confidential information will be eligible to participate in the plan upon timely nomination and proper approval.

If a person is hired or promoted during the year, the position maintains the same target incentive as was previously associated with the position. Adding a participant or changing a participant’s target incentive during a calendar year requires the approval of the group VP, the CEO and the VP of Human Resources. Changes to the CEO’s bonus require approval of the Compensation Committee of the Board of Directors.

The following chart outlines the bonus target guidelines (Note: actual targets may be lower or higher than the guidelines):

Salary Grade	Target Incentive % of Base Salary
CEO and Executive Team	Determined by the Compensation Committee of the Board of Directors
Other senior managers	25 - 35%
Salary Grades E and D	20% - 25%
Salary Grade F [1,3]	15% - 20% (Sales 25%)
Salary Grade G [2,3]	10% - 15% (Sales 25%) [4]

[1]	Non-sales and non-management positions at grade F are not necessarily participants in the management incentive program. It is recommended that first year level F participants enter the plan with a target incentive of 10%. An increase to bring the participant to the higher guideline target may be considered in the following years.
[2]	Individuals in grade G or H may be nominated for participation in the management incentive program.
[3]	Those individuals in all grades in or nominated for the program should meet these criteria:

•	high performers or high potentials,

•	managers of an area having substantial impact on the business (a market area, a stand-alone production unit, etc.), or

•	functional experts

[4]	Sales positions below grade G have a target of 15%.

Note: New hires to the sales organization at any level may have target incentive set below 25% until such time as management approves an increase in the target percentage.

Guidelines for Changes

General:

Except as to the CEO and the Executive Team, all changes, additions or deletions to the management and sales incentive program require approval by the group VP, the CEO and the VP of Human Resources.

New Participants:

1.	No new participants will be added in the last five months of the bonus year. Exception will be made for new hires whose job requirements meet the criteria for nomination identified above.

2.	Nominations received in the last five months of the year will be considered for participation in the following year except in unusual circumstances and as approved by the group VP, the CEO and the VP of Human Resources.

3.	Targets will be pro-rated based on the number of months of participation for new hires and new entrants.

Base Salary and Payment:

The annual base salary on December 31 is to be used for calculating management and sales incentives. Bonuses will be paid annually upon review of the audited financial results. Management, with agreement of the Board or its designated committee, has the discretion to make bonus payments pursuant to, but subject to the annual limitations of, the Plan or portions thereof more frequently than annually. All bonuses are subject to withholding taxes in accordance with the requirements of the relevant taxing authorities.

Basis of the Formula:

Not later than the 90th day of each fiscal year of the Corporation, the Compensation Committee of the Board of Directors shall designate, in writing, the performance goal(s) to be attained for each participant for such fiscal year based on one or more performance measures, and the payout schedule detailing the total amount which may be available for payout to each participant based upon the relative level of attainment of the performance goal(s).

In the absence of a determination by the Compensation Committee to the contrary, the formula for bonuses shall be made up of common and personal components. These have different weights depending on the type of management position (see below.) In general, the bonus is calculated in this manner: Base salary (on 12/31) x Target % x (common results + personal results). The common results and personal results are each determined as set forth below. The maximum bonus payable to any participant for any fiscal year of the Corporation shall be $5,000,000.

Full achievement is assumed to equal 1.0 in both the common and personal factors. Only target achievement levels will be set at the beginning of a bonus term. Scores in relationship to target will be determined by management within the guidelines that follow. Actual scores may be as low as 0 for either factor or as high as 3.0 for the common factor and 2.0 for the personal factor. However, the bonus determined by the scores may not exceed the maximum bonus set forth in the Plan.

•

Common (“C” Factor) results are measured by financial performance against targets set by management and approved annually by the Compensation Committee of the Board of Directors. The determination of the nature or type of financial measurement, targets and levels of performance relative to targets for each year shall be evidenced on Schedule A to the Plan which shall be deemed to be amended from time to time as needed by the action of such committee. The scores are verified by the Compensation Committee of the Board and the Board of Directors and based upon audited financial statements.

•

The weight of the overall C Factor in the bonus formula is 70% of the total bonus target for members of the Innophos Executive Team. It is 50% of the total bonus target for all other sales and management participants. Disclosure of the financial targets will be in compliance with all laws and regulations applicable to such public disclosures. The C factor results may range from 0 to 3.0. After applying the weighting, therefore, the adjusted C Factor used to determine a bonus for a member of the Executive Team, for example, may range from 0 to 2.1 (i.e. 70% of 3.0).

•

Personal factor (“P Factor”) targets are proposed by the participating employee and approved by his/her manager or by the Compensation Committee of the Board of Directors in the case of the CEO. The P targets should be aggressive, but attainable.

•

Measurement of P Factor results is the responsibility of each manager and participant and must be verified by the VP of that group. In the case of the Executive Team, the P Factor results must be approved by the CEO in consultation with the Compensation Committee of the Board. P factor results may range from 0 to 2.0. After applying the weighting, therefore, the adjusted P Factor used to determine a bonus for a member of the Executive Team, for example, may range from 0 to 0.6 (i.e. 30% of 2.0). Solely for purposes of establishing the maximum award and for compliance with Section I62(m) of the Internal Revenue Code, the P Factor is assumed to be 2.0 until determined by the Compensation Committee to reflect actual performance. Further, the CEO and Compensation Committee may, in their discretion, establish and approve a maximum P Factor of 2.0 or less. They may not employ discretion to establish a P Factor greater than 2.0, nor shall the sum of the weighted P plus C Factors exceed 3.0.

Certification of Results:

As soon as reasonably practicable after the end of each fiscal year of the Company, but in no event later than September 15 following the end of such fiscal year, the Compensation Committee shall certify, in writing, (i) whether and to what extent the performance goal(s) for the fiscal year were satisfied, and (ii) the amount available for each Participant’s Incentive Bonus for such fiscal year based upon the payout schedule established under the Plan for such Participant for the fiscal year.

•

Management has the responsibility and discretion to adjust P Factor results giving consideration to changes in the business environment and observation of the individual’s behavior in performing the job.

•

The weight of the P Factor in the bonus formula is 30% of the overall bonus target for members of the Innophos Executive Team. It is 50% of the overall bonus target for all other sales and management incentive participants.

Change in Bonus Targets:

In the event that a management or sales incentive target is changed during the year, the most recent target will be used for the bonus calculation unless otherwise specified by management.

Other Performance Measures

The Compensation Committee may establish performance goals by reference to any or all of the following performance measures, in lieu of or in addition to the determination set forth in “Basis of the Formula” above. With respect to any fiscal year, the Compensation Committee may determine performance by reference to one or more of the following, which may be expressed with respect to the Corporation or one or more parents, affiliates, operating units or groups, as the Committee may determine: cash flow; cash flow from operations; net income; total earnings; earnings per share, diluted or basic; earnings per share from continuing operations, diluted or basic; earnings before interest and taxes; earnings before interest, taxes, depreciation, and amortization; earnings from operations; net asset turnover; inventory turnover; capital expenditures; net earnings; operating earnings; gross or operating margin; debt; working capital; return on equity; return on net assets; return on total assets; return on capital; return on invested capital; return on investment; return on sales; net or gross sales; market share; economic value added; cost of capital; change in assets; expense reduction levels; debt reduction; productivity; delivery performance; safety record; stock price; and total stockholder return. Performance goals may be determined on an absolute basis or relative to internal goals or relative to levels attained in prior years or related to other companies or indices or as ratios expressing relationships between two or more performance goals. The Compensation Committee shall provide how any performance measure shall be adjusted to the extent necessary to prevent dilution or enlargement of any award as a result of extraordinary events or circumstances, as determined by the Compensation Committee, or to exclude the effects of extraordinary, unusual, or non-recurring items; changes in applicable laws, regulations, or accounting principles; currency fluctuations; discontinued operations; non-cash items, such as amortization, depreciation, or reserves; asset impairment; or any recapitalization, restructuring, reorganization, merger, acquisition, divestiture, consolidation, spin-off split-up, combination, liquidation, dissolution, sale of assets, or other similar corporation transaction; provided, however, that no such adjustment will be made if the effect of such adjustment would cause an award to fail to qualify as performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code with respect to a covered employee.

Administrative Procedures

To request the addition of a participant or change a current participant’s target percentage during the plan year, the appropriate approval authority should:

•	document the request in writing;

•	include all relevant information (name, title, target incentive percentage, effective date, rationale); and

•	forward this request to the group VP and the VP Human Resources.

Example Calculation

In this example, bonuses are to be determined as set forth in “Basis of the Formula” above.

Employee Mary Doe holds a management position with salary grade E. She earned $100,000 as annual base salary on 12/31. She is a management incentive participant at the 20% target level. The C factor for her bonus is weighted 50% and the P factor also is weighted 50%. The performance target for her C factor is calculated with a $3.00 EPS target and $150 million as the FCF target. Within the P factor Mary has two goals. Goal A has a performance target of $200,000 cost savings. Goal B has a performance target of 10% reduction in lost days. Each goal has a value of 50% of the P factor (or 25% of the overall target.)

The C factor results are $2.70 EPS and $135 million of FCF for the year- slightly missing the projected targets of $3.00 per share and $150 million of FCF. The combined C score (90% from EPS and 10% from FCF) is approved by the Board to be 0.9. Mary’s performance in her personal goals is $250,000 of cost savings and a 12.5% reduction in lost days. At management’s discretion, considering Mary’s overall performance, the final P score is set at 1.25.

Reminder: Each factor is 50% of the overall score, i.e. the final scores would be these: C = (0.9 x 50%) or 0.45 and P = (1.25 x 50%) or 0.625.

Mary’s Bonus Calculation

$100,000 (Base Salary) X .20 (Target) X [(0.45 (C) + 0.625 (P)] = $21,500. This is the gross amount of her management incentive payment. All required taxes will be withheld to determine the net payment.

Plan Administration and Related Matters

Awards will be paid as soon as administratively practicable after audit of the annual financial statements has been completed and accepted by the Board of Directors.

1. TERMINATION OF EMPLOYMENT

•

Except as other wise provided in a binding employment agreement, if a participant ceases his or her employment with the Corporation at any time prior to the distribution of the awards, the employee forfeits any award under the Plan, unless the employee terminates due to retirement, death or disability. To qualify for bonus payment after retirement, the participant must reach age 65 or age 55 with at least

15 years of company service and give formal written notification of his or her voluntary departure no less than ninety (90) days prior to his or her last day worked. In cases where the bonus payment is deemed payable after termination, payment will be pro-rata for the time actually worked during the plan year.

•

If a participant transfers out of an eligible position or leaves the Corporation due to involuntary termination (except for cause), he or she may be eligible for a pro-rata payment. However, participants who resign or are terminated for cause will not be eligible for an incentive payment.

•

Participants who are on extended disability leave or on an approved leave of absence during the year may receive prorated awards based upon the time actually worked during the plan year. Disability pay and benefits are not bonus eligible compensation.

2. FUNDING

No funds need be set aside or reserved for payment of any Participant under the Plan, and any obligation by the Corporation to a Participant under the Plan shall be unfunded and shall be paid from the general assets and general funds of the Corporation. However, the Corporation, for accounting purposes, will budget and accrue, on the books of the Corporation, an amount sufficient to cover the estimated expense for the fiscal year.

3. NOT AN EXCLUSIVE METHOD OF INCENTIVE

This Plan shall not be deemed an exclusive method of providing incentive compensation for employees of the Corporation, nor shall it preclude the Corporation from authorizing or approving other forms of incentive compensation.

4. NO RIGHT TO CONTINUED PARTICIPATION

Except as otherwise provided in a binding employment agreement, participation in the Plan by an employee in any plan year shall not be held or construed to confer upon the employee the right to participate in the Plan in any subsequent fiscal year or period.

5. NO RIGHT TO CONTINUED EMPLOYMENT

Neither the establishment of the Plan, the participation by an employee in the Plan nor the payment of any award hereunder or any other action pursuant to the Plan shall be held or construed to confer upon any Participant the right to continue in the employ of the Corporation or affect any right which the Corporation may have to terminate at will the employment of any such Participant.

6. RELATIONSHIP TO OTHER PLANS

Participation and payments under the Plan shall not affect or be affected by participation or payments under any other plan of the Corporation, except as otherwise specifically provided by the Corporation.

7. NON-TRANSFERABILITY OF FUNDS

Except as otherwise provided by the Plan, no amount payable at any time under the Plan shall be subject to alienation by anticipation, sale, transfer, assignment, bankruptcy, pledge, attachment, charge, or encumbrance of any kind. Nor shall it in any manner be subject to the debts or liabilities of any person. Any attempt to so alienate or subject any such amount shall be void.

8. AMENDMENT OF THE PLAN

Except as to the terms of the CEO’s incentive and the incentives of those executives reporting directly to the CEO, The CEO and the VP of Human Resources (the “Committee”) may amend or terminate the Plan at any time. No amendment or termination shall affect the right of a Participant to payment of any amounts which have been determined prior to such amendment or termination, but the Committee may amend or terminate the rights of any Participant under the Plan at any time prior to the calculation of the award to be paid for any plan period.

Any changes to the terms of the CEO’s incentive or the incentives of those executives reporting directly to the CEO require approval of the Compensation Committee of the Board of Directors. The Compensation Committee of the Board of Directors or the Board of Directors itself may amend the Plan in any respect or terminate it subject to the rights of Participants accrued prior to any such act.

9. EFFECTIVE DATE

The Plan evidenced by this document shall be effective as of January 1, 2010, and shall continue in effect until terminated or modified; provided, however, if required under the provisions of the Internal Revenue Code, the Plan shall be effective only upon the requisite approval of the stockholders of the Corporation.

SCHEDULE A

Plan Year 2010

Performance Measures:

(i)	Fully Diluted Earnings per Share (EPS) (90%)

(ii)	Free Cash Flow (10%)

Definitions:

EPS as evidenced by audited Consolidated Statement of Income of Innophos Holdings, Inc. as reported in the Form 10-K filed by that entity with the United States Securities and Exchange Commission.

FCF is the sum of (a) Net cash provided from operating activities and (b) Capital expenditures, as reported in the audited Consolidated Statement of Cash Flows of Innophos Holdings, Inc. as reported in the Form 10-K filed by that entity with the United States Securities and Exchange Commission.

INNOPHOS HOLDINGS, INC.
Shareowner ServicesSM P.O. Box 64945, St. Paul, MN 55164-0945	COMPANY #

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If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Voting Instruction Card.

If you vote by Telephone or Internet, please do not mail your Proxy Card

ò     Please detach here    ò

This proxy card represents all shares of Innophos Holdings, Inc. Common Stock held in the registration indicated below. The Board of Directors recommends a Vote “FOR” Proposals 1, 2 and 3.

1. Election of Directors:	01 Gary Cappeline 02 Amado Cavazos 03 Randolph Gress	04 Linda Myrick 05 Karen Osar 06 John Steitz	07 Stephen M. Zide	☐ Vote FOR all nominees (except as marked)	☐ Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Ratification of the selection of independent registered public accounting firm for 2010	☐ For	☐ Against	☐ Abstain

3. Approval of the 2010 Executive, Management and Sales Incentive Plan of Innophos, Inc	☐ For	☐ Against	☐ Abstain

Authorized Signatures – This section must be completed for your instructions to be executed – Date and Sign Below

Address Change? Mark Box ☐ Indicate Changes below	Date:

Signature(s) in Box

Please sign exactly as name appears on this card. Joint owners should each sign personally. Corporation proxies should be signed by an authorized officer, indicating title. Executors, administrators, trustees, etc. should so indicate when signing.

INNOPHOS HOLDINGS, INC.

ANNUAL MEETING OF STOCKHOLDERS

Friday, June 11, 2010

10:00 a.m. E.D.T.

Crown Plaza Hotel

390 Forsgate Drive

Jamesburg, New Jersey 08831

Innophos Holdings, Inc. 259 Prospect Plains Road Cranbury, New Jersey 08512	Proxy

This proxy is solicited by the Board of Directors for the Annual Meeting on June 11, 2010.

This proxy will be voted as specified by the stockholder. If no specification is made, all shares of stock covered by this proxy will be voted FOR Items 1, 2 and 3 as set forth in the Proxy Statement.

The stockholder represented herein appoints William Farran, Neil Salmon and Mark Feuerbach, or any of them, proxies with full power of substitution and re-substitution to vote all shares of Common Stock entitled to be voted by said stockholder(s) at the Annual Meeting of Stockholders of Innophos Holdings, Inc. to be held at the Crown Plaza Hotel, 390 Forsgate Drive, Jamesburg, New Jersey 08831, on June 11, 2010, at 10:00 EDT and at any adjournment thereof, as specified in this proxy. The proxies are authorized in their discretion to vote upon such other business as may properly come before the meeting.

Your vote is important!

Please sign and date on the reverse side of this proxy card and return promptly in the enclosed postage-paid envelope. If you attend the meeting, you may revoke your proxy and vote in person.

See reverse for voting Instructions.